Filed pursuant to Rule 424(b)(5)
Registration No. 333-236616

Prospectus Supplement
(To Prospectus dated February 25, 2020, as amended)

HUITAO TECHNOLOGY CO., LTD.

2,727,274 Ordinary Shares

We are offering 2,727,274 of our ordinary shares, par value $0.001 per share directly to certain institutional investors pursuant to this prospectus supplement, the accompanying prospectus, and that certain Securities Purchase Agreement, dated March 31, 2020, by and among Huitao Technology Co. Ltd. (the “Company”) and the institutional investor signatories thereto. We are offering the ordinary shares in this offering at a price per share of $0.55. In a concurrent private placement, we are also selling to such investors, warrants to purchase an aggregate of up to an aggregate of 2,727,274 ordinary shares. The warrants are exercisable immediately, at an exercise price of $0.55 per Ordinary Share and expire 5.5 years from the date of issuance. The warrants and the ordinary shares issuable upon the exercise of the warrants are not being registered under the Securities Act of 1933, as amended, or the Securities Act, pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus form a part and are not being offered pursuant to this prospectus supplement and the accompanying prospectus. The warrants and the ordinary shares issuable upon the exercise of the warrants are being offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D. There will be no trading market for the warrants.

For a more detailed description of the ordinary shares, see the section entitled “Description of Our Securities We Are Offering” beginning on page S-18.

Our ordinary shares are currently traded on the NASDAQ Capital Market under the symbol “HHT.” On March 31, 2020, the closing sale price of our ordinary shares was $0.548 per share.

The aggregate market value of our outstanding ordinary shares held by non-affiliates was approximately $5.9 million based on 15,243,215 ordinary shares outstanding, of which 5,488,558 shares are held by non-affiliates, and a per share price of $1.075, which was the last reported price on the NASDAQ Capital Market of our ordinary shares on March 13, 2020. We have not offered any securities pursuant to General Instruction I.B.5. of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus supplement and accordingly we may sell up to approximately $ 1.98 million of our ordinary shares hereunder.

We have retained Maxim Group LLC to act as our exclusive placement agent in connection with this offering to use its “commercially reasonable best efforts” to solicit offers to purchase our ordinary shares. The placement agent is not purchasing or selling any of our ordinary shares offered pursuant to this prospectus supplement or the accompanying prospectus. See “Plan of Distribution” beginning on page S-19  of this prospectus supplement for more information regarding these arrangements.

Investing in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Offering Price	$0.55	1,500,001
Placement Agent’s Fees (1)	$0.0385	105,000
Proceeds, before expenses, to us	$0.5115	1,395,001

(1)	We will pay the placement agent a fee equal to the sum of 7% of the aggregate purchase price paid by the investors placed by the placement agent. We have also agreed to reimburse the placement agent for all travel and other out-of-pocket expenses, including the reasonable fees, costs and disbursements of its legal counsel which shall be limited to, in the aggregate, $45,000. For additional information about the compensation paid to the placement agent, see “Plan of Distribution” beginning on page S-19 of this prospectus supplement.

We expect that delivery of the ordinary shares being offered pursuant to this prospectus supplement and the accompanying prospectus will be made on or about April 2, 2020.

Maxim Group LLC

The date of this prospectus supplement is March 31, 2020

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with additional or different information. We are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the ordinary shares or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On February 25, 2020, we filed with the SEC a registration statement on Form F-3 (File No. 333-236616), as amended, utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on March 10, 2020. Under this shelf registration process, we may, from time to time, sell up to $50 million in the aggregate of ordinary shares, preferred shares, warrants, units, and debt securities. We may sell up to approximately $1.98 million worth of ordinary shares in this offering and as of the date of this prospectus supplement.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this ordinary shares offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read this entire prospectus supplement as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document incorporated by reference in this prospectus supplement and the accompanying prospectus – the statement in the document having the later date modifies or supersedes the earlier statement. Except as specifically stated, we are not incorporating by reference any information submitted under any Current Report on Form 6-K into any filing under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act, into this prospectus supplement or the accompanying prospectus.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you unless you are a party to such agreement. Moreover, such representations, warranties or covenants were accurate only as of the date when made or expressly referenced therein. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs unless you are a party to such agreement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “HHT,” the “Company,” “we,” “us” and “our” or similar terms refer to refer to Huitao Technology Co., Ltd., a Cayman Islands company and its consolidated subsidiaries.

S-ii

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and our SEC filings that are incorporated by reference into this prospectus supplement contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. You are cautioned not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this prospectus supplement. Each forward-looking statement speaks only as of the date this prospectus supplement or, in the case of documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. We qualify all such forward-looking statements by these cautionary statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus supplement. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus and any supplement hereto carefully, including the risk factors section, the financial statements and the notes to the financial statements incorporated herein by reference, and the documents that we incorporate by reference herein.

Our Business

History and Development of the Company

We currently have two lines of business: one is the engineering, production and sale of advanced ready-mix concrete for large scale construction projects in Beijing and surrounding area; and the other is the early childhood education service business which provides a smart education system to day care and preschools in China. The concrete business is carried out by Xin Ao Construction Materials, Inc. (“Xin Ao”), which controls Beijing Xin Ao via certain contractual arrangement. The Company’s education service business is carried out via the Company’s wholly owned subsidiary, Sunway Kids, which controls Chengdu Hengshanghui Education Consulting Co., Ltd. via certain contractual arrangement, and our subsidiary CACM Group NY, Inc. (“CACM”) and our joint venture Baytao LLC.

Huitao Technology Co., Ltd. (formerly known as China Advanced Construction Materials Group, Inc.) was founded as an unincorporated business on September 1, 2005, under the name TJS Wood Flooring, Inc., and became a C-corporation in the State of Delaware on February 15, 2007. On April 29, 2008, we changed our name to China Advanced Construction Materials Group, Inc. in response to a reverse acquisition transaction with BVI-ACM described below.

BVI-ACM was established on October 9, 2007, under the laws of the British Virgin Islands. The majority shareholders of BVI-ACM also control Xin Ao, a limited liability company formed under laws of China. BVI-ACM was established as a “special purpose vehicle” for foreign fund raising for Xin Ao. China State Administration of Foreign Exchange, or SAFE, requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters. On September 29, 2007, BVI-ACM was approved by local Chinese SAFE as a “special purpose vehicle” offshore company.

On November 23, 2007, BVI-ACM established a subsidiary, China-ACMH, in China as a wholly owned foreign limited liability company. Through China-ACMH and its variable interest entity Beijing Xin Ao, we were solely engaged in producing general ready-mixed concrete, customized mechanical refining concrete, and some other concrete-related products which are mainly sold in China.

On April 29, 2008, we completed a reverse acquisition transaction with BVI-ACM to acquire all of the issued and outstanding capital stock of BVI-ACM. BVI-ACM thereby became our wholly owned subsidiary and the former stockholders of BVI-ACM became our controlling stockholders.

On August 1, 2013, we consummated a reincorporation merger pursuant to which we merged with and into our wholly-owned subsidiary, China Advanced Construction Materials Group, Inc., a newly formed Nevada corporation and the surviving entity in the merger, pursuant to the terms and conditions of an Agreement and Plan of Merger entered into as of August 1, 2013. As a result of the reincorporation, the Company became governed by the laws of the state of Nevada.

On August 20, 2018, CACM Group NY, Inc. (“CACM”) was incorporated in the State of New York and is wholly owned by us. The establishment of CACM was to expand the Company’s business in the U.S. CACM has not commenced operations.

On December 31, 2018, we consummated a re-domicile merger pursuant to which we merged with and into our wholly-owned subsidiary, China Advanced Construction Materials Group, Inc., a newly formed Cayman Islands company and the surviving entity in the merger, pursuant to the terms and conditions of an Agreement and Plan of Merger adopted in July 2018. As a result of the reincorporation, the Company is now governed by the laws of the Cayman Islands.

On June 27, 2019, upon effectiveness of the Company’s amendment and restatement of the Company’s memorandum and articles of association which was approved by the Company’s shareholders, the Company’s name was changed from China Advanced Construction Materials Group, Inc. to Huitao Technology Co., Ltd.

On February 14, 2020, the Company consummated the acquisition of Sunway Kids International Education Group Ltd. (“Sunway Kids”) whereby we issued 1,989,262 ordinary shares and $2 million of cash to be paid in exchange for all of the issued and outstanding capital stock of Sunway Kids. The $2 million cash consideration is payable in five installments over five years according to an earn-out schedule. Sunway Kids thereby became our wholly owned subsidiary. Sunway Kids was established on February 29, 2012, under the laws of the British Virgin Islands as an offshore holding company. On August 23, 2018, Sunway Kids established its wholly-owned subsidiary, Brave Millenium Limited (“Brave Millenium”) under the laws of Hong Kong. On December 4, 2019, Brave Millenium established Chengdu Hengshanghui Intelligent Technology Co., Ltd. (“Chengdu Hengshanghui”) in China as a wholly foreign owned limited liability company. On December 9, 2019, Chengdu Hengshanghui entered into a series of variable interest entity agreements with Chengdu Hengshanghui Education Consulting Co., Ltd. (“Hengshanghui Education”). Through Sunway Kids and its variable interest entity Hengshanghui Education, we are engaged in providing education and health services to day-care and preschools in China.

On March 10, 2020, CACM entered into a certain joint venture agreement (the “JV Agreement”) with Baydolphin, Inc., a company organized under the laws of New York (“Baydolphin”). Pursuant to the JV Agreement, CACM and Baydolphin have established a limited liability company under the laws of New York, Baytao LLC (“Baytao”), which will be the 100% owner of one or more operating entities in the U.S. to engage in the business of online and offline after-school education.

Prior to acquisition of Sunway Kids in February 2020, our core business has been the concrete business in China. Our concrete business is highly affected by the economic cycle and government policies. The concrete industry was influenced by the decline in the macro economy in recent years. The entire concrete industry in the Beijing area experienced a slowdown in industry production and economic growth in the last few years as the Beijing government continues to enforce concrete production reformation and tightened environmental laws from late 2017 to date. The reformation causes great uncertainties for local enterprises in the construction market. Since 2017, the pressure on small concrete companies has further increased and many have been shut down. Also, the Beijing government ordered the suspension of construction jobsites during winters to reduce air pollution since 2017. The operations of Beijing Xin Ao were also severely affected. As a result of the Company’s deteriorating cash position, we defaulted on bank loans and experienced a substantial increase in contingent liabilities. As of December 31, 2019, there was a default on a bank loan of $24,345,129. As of December 31, 2019, Beijing Xin Ao is subject to several civil lawsuits for which the Company estimated that it is more than likely to pay judgments in the amount of approximately $6.8 million (including interest and penalties of $1.6 million). During the six months ended December 31, 2019 and 2018, there were additional estimated claims of approximately $0.3 million and $1.1 million, respectively. The Company believes it would be very difficult, if not impossible, to turn around the concrete business. As such, the Company has been actively seeking to dispose of the concrete business after the acquisition of Sunway Kids.

In that regard, on March 11, 2020, the Company, BVI-ACM and Mr. Xianfu Han and Mr. Weili He (the “Purchasers”) entered into a non-binding letter of intent (“LOI”) pursuant to which the parties will pursue entering into a definitive agreement for the Purchasers to purchase all the issued and outstanding capital of BVI-ACM from the Company for a purchase price to be determined, within the range of $600,000 to $1,000,000.

On March 31, 2020, the Company, BVI-ACM and the Purchasers entered into certain share purchase agreement (the “Disposition SPA”). Pursuant to the Disposition SPA, the Purchasers agreed to purchase BVI-ACM in exchange for cash consideration of $600,000. Upon the closing of the transaction (the “Disposition”) contemplated by the Disposition SPA, the Purchasers will become the sole shareholders of BVI-ACM and as a result, assume all assets and liabilities of all the subsidiaries and VIE entities owned or controlled by BVI-ACM. The closing of the Disposition is subject to certain closing conditions including the payment of the $600,000, the receipt of a fairness opinion from ViewTrade Securities Inc. and the approval of the Company’s shareholders.

Business Overview

Ready-Mixed Concrete Business

Our concrete sales business is comprised of the formulation, production and delivery of the Company’s line of C10-C100 concrete mixtures primarily through our current fixed plant, a ready-mix concrete batching plant in Beijing. The ready-mixed concrete sales business engages principally in the formulation, preparation and delivery of ready-mixed concrete to the worksites of our customers. We procure raw materials, mix them according to our measured mixing formula, ship the final products in mounted transit mixers to the destination work site, and, for more sophisticated structures, pump the mixture and set it into structural frame molds as per structural design parameters. The process of delivering and setting the ready-mix concrete mixture cannot exceed 90 minutes because the chemistry of concrete mixture hardens thereafter. The deliverable radius of a concrete mixture from our ready-mix plant in Beijing is approximately 25 kilometers. Traffic conditions do affect the timing and shipment of our concrete mixtures. Since the 2008 Olympics, there are alternating license plate traffic restrictions on many traffic routes in Beijing to ease traffic congestion and associated exhaust pollution. Due to the large amounts of working capital required for the acquisition of raw materials, a supply shortage or degradation of supplier accounts payable credit terms would pose a potential risk to our business.

We believe that the concrete industry was influenced by the decline in the macro economy in recent years. The concrete products industry experienced a slowdown in industry production and economic growth in the last few years. In 2017, the pressure on small concrete companies has further increased and many have been shut down.

As a result of the continued decline in the concrete business, management explored the possibility to divert its business to other concrete related sectors. However, it turned out the industry-wide recession makes it very difficult, if not impossible, to turn around the business in a cost-efficient manner. As such, management started to explore opportunities in other industries, including the acquisition of businesses or assets in early 2019.

On March 31, 2020, the Company, BVI-ACM and the Purchasers entered into the Disposition SPA. Pursuant to the Disposition SPA, the Purchasers agreed to purchase BVI-ACM in exchange for cash consideration of $600,000. Upon the closing of the Disposition, the Purchasers will become the sole shareholders of BVI-ACM and as a result, assume all assets and liabilities of all the subsidiaries and VIE entities owned or controlled by BVI-ACM. The closing of the Disposition is subject to certain closing conditions including the payment of the cash consideration, the receipt of a fairness opinion from ViewTrade Securities Inc. and the approval of the Company’s shareholders.

Early Childhood Education Service Business

On December 31, 2019, we entered into certain Share Exchange Agreement with Sunway Kids and its shareholders. The acquisition was consummated on February 14, 2020.

Sunway Kids is an education service provider to day-care and preschools in China. Sunway Kids has a skilled professional team experienced in early childhood development. It provides a well-structured system for early childhood education, including artificial intelligence (AI) and robotic technologies, intellectual campus administration software as a service system (“SAAS System”) and online education courses for kids and parents. Sunway Kids provides personalized growth plans for each child based on the analysis of performance data. Sunway Kids helps schools in increasing their education quality as well as generating derivative revenues by providing targeted courses and AI lessons for kids. Sunway Kids believes its ability to cooperate closely with various schools and research institutes in China has contributed to its significant position in the industry.

Management believes that the convergence of artificial intelligence and education is an emerging and high growth industry. According to Deloitte’s estimation in its 2018 China Education Development Report (Deloitte China Report), China’s education market will reach RMB2.68 trillion (approximately US$383 billion) by 2018 with training organizations, Kto12 and Science, Technology, Engineering, the Arts and Mathematics (STEAM) education and private kindergartens comprising the three largest segments. The total scale of private education is expected to reach RMB3.36 trillion (approximately US$480 billion) by 2020 and approach RMB5 trillion (approximately US$714 billion) by 2025 with an annual growth rate (CAGR) of 10.8%. We believe that the use of artificial intelligence in education will continue to expand in terms of industry scale and market activity in the near future due to a combination of supportive government policies, increased digitalization activities and increased investment by Chinese players in the region.

With the introduction of the national two-child policy in China since 2015, the birth rate has been increasing and thus provides a guaranteed increase in opportunity for the preschool education industry. With the deepening of China’s economic reforms, the disposable income of urban residents has continued to increase. With the improvement of living standards of urban residents, families have become more willing to invest in education, training, and other services for their children starting at a young age, and at the same time have begun to attach more importance to the branding of the education. At present, China’s preschool education and intelligent education markets are highly fragmented, small in scale, independent, and loosely managed. Branding and franchising will therefore become the inevitable trend of development in the intelligent education industry. Management believes with its experience in AI technology and the Company’s advantage as a U.S. public company, acquisition of Sunway Kids will increase revenue and create value for our shareholders.

Sunway Kids provides its products and services to kindergartens, vocational schools, training schools and other education institutions. Its current products and services are categorized as follows: (1) U Campus SAAS System; (2) Childhood AI Analysis Service; (3) Targeted Teaching Programs Consulting Service for Preschool Children; and (4) Online Education Service.

U Campus SAAS System

Sunway Kids provides a smart school management SAAS System with U Campus, an online service that provides a package of comprehensive support for the operation and management of preschool education institutions, including student management, employee management, financial management, attendance management and health management. Through U Campus, subscribers are able to handle essential school functions such as adding new classes, enrolling new students and receiving tuition, all online in one place.

U Campus is constantly maintained and updated by Shenzhen Qianhai Peiwen Technology Co., Ltd., our contracted third-party service provider, to provide effective, intuitive, and secure services to our subscribers.

Childhood AI Analysis Service

Sunway Kids provides schools with monitoring equipment which utilizes AI technology to record and analyze key information about the children in real time, such as emotions, movement, concentration and points of interest. The information is automatically compiled into intuitive data reports that are used to create targeted teaching programs for the children to maximize effectiveness.

Targeted Teaching Programs Consulting Service for Preschool Children

The data reports generated from the AI monitoring equipment are provided to Sichuan Lanjingling Enterprise Management Co., Ltd. (“Lanjingling”), our contracted third-party service provider, which then creates customized curriculum based on the data in the reports. Sunway Kids sells the customized curriculum back to the schools.

Online Education Service

Sunway Kids offers an English as a Second Language (“ESL”) curriculum named Precise Mind (“Precise Mind”) to kindergartens in China, supplementing their existing English curriculum. The Precise Mind curriculum is divided into multiple levels, each tailored to a specific age group of children and their learning levels. Precise Mind is designed to educate children from a young age with ESL while including fun and engaging activities that create an enjoyable and effective teaching structure for the children. Precise Mind offers online lessons taught by professional native English speaking ESL teachers, who are contracted from Lanjingling. These teachers provide live broadcasted English lessons that last for 45 minutes per session and are usually held 1 to 2 times per week. Through combining our Precise Mind curriculum with each school’s existing English curriculum, we believe students have been able to achieve outstanding results.:

Sunway Kids has generated approximately $935,000 of revenue and $263,000 of net income as of December 31, 2019, although these numbers are unaudited.

U.S. After-School Education Business

Pursuant to the JV Agreement, once Baytao sets up one or more Operating Entities, CACM shall contribute the necessary capital for the Operating Entities to fund their operations, and the Company will provide Baytao and Operating Entities with the use of its U Campus SAAS System and other related technologies at no extra costs to facilitate the operations of the Operating Entities and provide online classes to the registered students of the Operating Entities. Furthermore, Baydolphin   is responsible for managing the Operating Entities with its expertise in after-school education, including but not limited to recruiting and training personnel for the Operating Entities and implementing all promotional and marketing activities incidental to the Operating Entities.

The following diagram illustrates our current corporate structure prior to completion of the Disposition:

Huitao Technology Co., Ltd.
(Cayman Islands)
100%
100%
100%
Xin Ao Construction Materials, Inc.
(British Virgin Islands)
CACM Group NY, Inc.
(New York, United States)
Sunway Kids International Education Group Ltd.
(British Virgin Islands)
80%
100%
Baytao LLC
(New York, United States)
Brave Millennium Limited
(Hong Kong)
Outside PRC
(Offshore)
Inside PRC
(Onshore)
100%
100%
Beijing Ao Hang Construction Materials Technology Co., Ltd.
(PRC)
Chengdu Hengshanghui Intelligent Technology Co., Ltd
(PRC)
VIE
VIE
Beijing Xin Ao Concrete Group Co., Ltd.
（PRC）
Chengdu Hengshanghui Education Consulting Co., Ltd.
（PRC）

Corporate Information

Our principal executive office is located on the 9 North West Fourth Ring Road, Yingu Mansion Ste 1708, Haidian District, Beijing 100190. Our telephone number is +86 10 82525361. We maintain a website at www.china-acm.com that contains information about our Company, though no information contained on our website is part of this prospectus or any prospectus supplement.

Recent Developments

As described above, on March 31, 2020, the Company, BVI-ACM and the Purchasers entered into the Disposition SPA. Pursuant to the Disposition SPA, the Purchasers agreed to purchase BVI-ACM in exchange for cash consideration of $600,000. Upon the closing of the Disposition contemplated by the Disposition SPA, the Purchasers will become the sole shareholders of BVI-ACM and as a result, assume all assets and liabilities of all the subsidiaries and VIE entities owned or controlled by BVI-ACM. The closing of the Disposition is subject to certain closing conditions including the payment of the $600,000, the receipt of a fairness opinion from ViewTrade Securities Inc. and the approval of the Company’s shareholders.

The Offering

Issuer:	Huitao Technology Co., Ltd.

Ordinary Shares offered by us pursuant to this prospectus supplement:	2,727,274

Offering Price:	$0.55 per share

Ordinary shares outstanding before this offering:	15,243,215

Ordinary shares to be outstanding immediately after this offering (1):	17,970,489

Use of proceeds:	We estimate the net proceeds to us from this offering will be approximately $1.26 million after deducting the placement agent fee and estimated offering expenses payable to us. We intend to use the net proceeds from this offering for improving and expanding our existing business, working capital and other general corporate purposes. See “Use of Proceeds” on page S-15 of this prospectus supplement.

Concurrent private placement:	In a concurrent private placement, we are selling to the purchasers of ordinary shares in this offering warrants to purchase up to 100% of the number of ordinary shares purchased by such investors in this offering, or up to 2,727,274 ordinary shares. We will receive gross proceeds from the concurrent private placement transaction solely to the extent such warrants are exercised for cash. The warrants will be exercisable immediately at an exercise price of $0.55 per share and will expire 5.5 years from the date of issuance. The warrants and the ordinary shares issuable upon the exercise of the warrants are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. See “Private Placement Transaction of Warrants” beginning on page S-19 of this prospectus supplement.

Transfer agent and registrar:	Action Stock Transfer Corp.

Risk factors:	Investing in our securities involves a high degree of risk. For a discussion of factors you should consider carefully before deciding to invest in our ordinary shares, see the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 5 of the accompanying prospectus, and in the other documents incorporated by reference into this prospectus supplement.

NASDAQ Capital Market Symbol:	“HHT”

(1)	The number of our ordinary shares to be outstanding immediately after this offering is based on 15,243,215 ordinary shares issued and outstanding as of March 31, 2020 and ordinary shares to be issued in this offering, and excludes, as of such date, the following: 2,727,274 ordinary shares issuable to investors upon exercise of the warrants offered in the concurrent private placement.

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our ordinary shares to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

You should also carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, filed on November 15, 2019, together with all other information contained or incorporated by reference in this prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision.

Risks Related to the Current Pandemic

Our business, results of operations and financial condition may be adversely affected by global public health epidemics, including the strain of coronavirus known as COVID-19.

In December 2019, a novel strain of coronavirus causing respiratory illness, or COVID-19, has surfaced in Wuhan, China, spreading at a fast rate in January and February of 2020, and confirmed cases were also reported in other parts of the world. In reaction to this outbreak, an increasing number of countries imposed travel suspensions to and from China following the World Health Organization’s “public health emergency of international concern” (PHEIC) announcement on January 30, 2020. Since this outbreak, business activities in China and many other countries including U.S. have been disrupted by a series of emergency quarantine measures taken by the government.

As a result, our operations in China and U.S. have been materially affected. Our offices in Chengdu were temporality closed until early March. Management believes the execution of the Company’s smart campus contracts and collection of payments may be delayed. Additionally, New York, where our U.S. operations are based, is currently significantly affected by COVID-19, which led to measures taken by the New York government trying to contain the spread of COVID-19, such as shelter in place, closure of schools and travel restrictions. Additional travel and other restrictions may be put in place to further control the outbreak in U.S. As a result of these, management has to temporarily postpone the rolling out of our afterschool centers in New York. Accordingly, our operation and business have been and will continue to be adversely affected as the results of the wide-spread pandemic.

The extent to which COVID-19 negatively impacts our business is highly uncertain and cannot be accurately predicted. We believe that the coronavirus outbreak and the measures taken to control it may have a significant negative impact on not only our business, but economic activities globally. The magnitude of this negative effect on the continuity of our business operation in China and U.S. remains uncertain. These uncertainties impede our ability to conduct our daily operations and could materially and adversely affect our business, financial condition and results of operations, and as a result affect our stock price and create more volatility.

Risks Related to our Joint Venture with Baydolphin, Inc.

We may not be able to oversee the new joint venture efficiently.

We may not be able to oversee Baytao, our new joint venture, efficiently, realize anticipated profits or effectively implement our growth and operating strategies. As we begin our operations in the United States through our joint venture, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition from a company with our primary operations in China to a company capable of supporting operations in both China and the United States. We might not be successful in such a transition. There can be no guarantee that the addition of the new joint venture will not cause us to incur additional debt and increase our exposure to market and other risks. Our failure to successfully pursue our strategies or effectively operate the joint venture entity could also have a material adverse effect on our rate of growth and operating performance.

There may be integration issues between Baytao and Sunway Kids’ technologies.

The services provided by Baytao will need to be integrated with Sunway Kids’ existing software and technologies so as to achieve our operating strategies. If we are unable to achieve a successful integration with Sunway Kids’ software and technologies, we may not be successful in developing and marketing our new services and courses and our operating results will materially suffer. In addition, if the integrated services and courses we offer do not achieve acceptance by the marketplace, our operating results will materially suffer. Also, if new industry standards emerge that we do not anticipate or adapt to, our software products could be rendered obsolete and, as a result, our business and operating results, as well as our ability to compete in the marketplace, would be materially harmed.

Risks Related to our Acquisition of Sunway Kids International Education Group Ltd.

We may not be able to oversee the combined entity efficiently.

We may not be able to oversee the combined entity efficiently, realize anticipated profits or effectively implement our growth and operating strategies. We are now managing two unrelated businesses which are not synergistic and have completely different customers, suppliers, and competition landscapes. This involves risks that could adversely affect our operating results due to uncertainties involved with the new business, diversion of management’s attention in operating the new business. There can be no guarantee that the addition of the new business will not cause us to incur additional debt and increase our exposure to market and other risks. Our failure to successfully pursue our strategies or effectively operate the combined entity could also have a material adverse effect on our rate of growth and operating performance.

Risks Related to our Education Service Business

Our education service revenue model depends on developing a subscriber base of users. If we fail to reach a critical mass of subscribers, our net revenues may decline, and we may not be able to implement our business plan.

We expect to generate revenue primarily from the fees we collect from our users. It is critical for us to enroll   subscribers in a cost-effective manner. Some of the factors, many of which are largely beyond our control, could prevent us from successfully increasing subscriptions in a cost-effective manner, or at all. These factors include, among other things, (i) reduced interest in the products and services we offer; (ii) negative publicity or perceptions regarding us, or electronic education services in general; (iii) the emergence of alternative technologies not offered by us; (iv) the inability of subscribers to pay the fees; (v) increasing market competition, particularly price reductions by competitors that we are unable or unwilling to match; and (vi) adverse changes in relevant government policies or general economic conditions. If one or more of these factors reduce market demand for our services, our subscriber base may not materialize as anticipated or our costs associated with subscriber acquisition and retention could increase, or both, any of which could materially affect our ability to grow our gross billings and net revenues. These developments could also harm our brand and reputation, which would negatively impact our ability to establish or expand our business.

Our education service business and growth will be highly dependent on the development of AI childhood education industries in China.

Mainland China is a key driver of revenues and growth in our business plan. Our business plan assumes that we will be able to successfully develop our AI childhood education business in mainland China. The evolution of the AI childhood education is affected by a number of factors, most of which are beyond our control. These factors include:

(1)	Penetration and usage by schools, teachers, parents and students, as well as government support over AI childhood education, in relation to its related products and services;

(2)	The availability, reliability and security of AI childhood education platforms;

(3)	The growth of broadband and advanced technology, including mobile internet and 5G;

(4)	The emergence of alternative business models that better suits or becomes a substitute which suits the needs of consumers in the countries we serve; and

(5)	Changes in laws and regulations, as well as government policies that govern the AI childhood education industry.

If the AI childhood education industries fail to develop as anticipated in China, our ability to grow our AI childhood education business may be materially and adversely affected.

We expect to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, the success of our business model will be compromised.

We anticipate rapid growth in gross billings and net revenues upon the acquisition of our AI childhood education business segment, which growth is expected to be driven primarily by the growth of our subscriber base. Rapid growth may place a significant strain on our sales and marketing capacities, administrative and operating infrastructure, facilities and other resources. To manage our anticipated our growth, we may need to continue to acquire more subscribers, scale up our product and service offerings, as well as strengthen our platforms and systems. We will also be required to refine our operational, financial and management controls and reporting systems and procedures. If we fail to efficiently manage the establishment and future expansion of our business, our costs and expenses may increase more than we plan and we may not successfully attract a sufficient number of subscribers and strategic partners in a cost-effective manner, respond to competitive challenges, or otherwise execute our business plans. In addition, we may, as part of carrying out our growth strategies, adopt new initiatives to offer additional educational content and to implement new pricing models and strategies. We cannot assure you that these initiatives may achieve the anticipated results. These proposed changes may not be well received by our existing and prospective users, in which case their experience with our education services may suffer, which could damage our reputation and business prospects.

Our ability to effectively implement our strategies and manage any significant growth of our business will depend on a number of factors, including our ability to: (i) identify and effectively market our products and services in new markets with sufficient growth potential; (ii) develop and improve service and product offerings to make them appealing to our users; (iii) maintain and increase our subscriber base; (iv) effectively recruit, train and motivate a large number of new employees, including sales and marketing personnel; (v) successfully implement enhancements and improvements to the systems and platforms; (vi) continue to improve our operational, financial and management controls and efficiencies; (vii) protect and further develop our intellectual property rights; and (viii) make sound business decisions in light of the scrutiny associated with operating as a public company. These activities require significant capital expenditures and investment of valuable management and financial resources, and our growth will continue to place significant demands on our management. There are no guarantees that we will be able to effectively manage any future growth in an efficient, cost-effective and timely manner, or at all. If we do not effectively manage the growth of our business and operations, our reputation, results of operations and overall business and prospects could be negatively impacted.

We expect to rely heavily on information and technology to operate our existing and future education products and services, and any cybersecurity incident or other disruption to our AI and technology infrastructure could result in the loss of critical confidential information or adversely impact our reputation, business or results of operations.

Our ability to attract and retain customers and to compete effectively depends in part upon the satisfactory performance and reliability of our technology network, including the ability to provide features of services that are important to our customers and to protect our confidential business information and the information provided by our customers. We also rely on our technology to maintain and process various operating and financial data that are essential to the day-to-day operation of our business (i.e.,. AI Classroom) and formulation of our development strategies. Our business operations and growth prospects depend on our ability to maintain and make timely and cost-effective enhancements and upgrades to our technology system and to introduce innovative additions that can meet changing operational needs in future. Therefore, we expect to continue to invest in advanced information technology and any equipment to enhance operational efficiency and reliability as we grow. Accordingly, any errors, defects, disruptions or other performance problems with our IT infrastructure could damage our reputation, decrease user satisfaction and retention, adversely impact our ability to attract new users and expand our service and product offerings, and materially disrupt our operations. If any of these occur, our business operations, reputation and prospects could be harmed.

If our security measures are breached or fail and result in unauthorized disclosure of data by our employees or our third-party agents, we could lose existing subscribers, fail to attract new subscribers and be exposed to protracted and costly litigation.

Maintaining platform security is of critical importance to our subscribers because the platform stores and transmits proprietary and confidential information, which may include sensitive personally identifiable information that may be subject to stringent legal and regulatory obligations. As an electronic education service provider, we face an increasing number of threats to our IT infrastructure, including unauthorized activity and access by our employees or third-party agents, system viruses, worms, malicious code and organized cyber-attacks, which could breach our security and disrupt our business. We hope to introduce data security and confidentiality protocols into the cooperation agreements we enter into with third-party sales agents with whom we share prospective subscribers’ contact information. As we expand, we hope to invest in improving our technology security initiatives, information technology risk management and disaster recovery plans to prevent unauthorized access of confidential or sensitive personal information by our employees and third-party sales agents in the process of engaging prospective subscribers.

These measures, however, may not be as effective as we anticipate. In addition, there is no assurance that our third-party sales agents will comply with contractual and legal requirements with respect to data privacy when they collect data from our prospective customers. If our security measures are breached or fail as a result of third-party action, employee error, malfeasance or otherwise, we could be subject to liability or our business could be interrupted, potentially over an extended period of time. Any or all of these issues could harm our reputation, adversely affect our ability to attract and enroll prospective subscribers, cause prospective subscribers not to enroll or stay enrolled, or subject us to third-party lawsuits, regulatory fines or other action or liability. Further, any reputational damage resulting from breach of our security measures could create distrust of our company by prospective subscribers or investors. We may be required to expend significant management time and additional resources to protect against the threat of these disruptions and security breaches or to alleviate problems caused by such disruptions or breaches.

Privacy concerns could limit our ability to collect and leverage our user data and disclosure of user data could adversely impact our business and reputation.

In the ordinary course of our business and in particular in connection with conducting sales and marketing activities with our existing and prospective subscribers as well as the utilization of our AI-powered platform programs, we collect and utilize data supplied by our users. We currently face certain legal obligations regarding the manner in which we treat such information. Increased regulation of data utilization practices, including self-regulation or findings under existing laws that limit our ability to collect, transfer and use data, could have an adverse effect on our business. In addition, if we were to disclose data about our users in a manner that was objectionable to them, our business reputation could be adversely affected, and we could face potential legal claims that could impact our operating results.

Internationally, we may become subject to additional and/or more stringent legal obligations concerning our treatment of customer and other personal information, such as laws regarding data localization and/or restrictions on data export. Failure to comply with these obligations could subject us to liability, and to the extent that we need to alter our business model or practices to adapt to these obligations, we could incur additional expenses.

We face risks associated with uncertainties surrounding PRC laws and regulations governing the education industry in general, including the Law for Promoting Private Education and its Implementation Rules.

Pursuant to the Administrative Regulations on Educational Websites and Online and Distance Education Schools promulgated by the Ministry of Education of the PRC, or the MOE, on July 5, 2000, “educational websites and online education schools” that provide educational services in relation to higher education, elementary education, pre-school education, teaching education, occupational education, adult and other education and public educational information services, are subject to approval from competent education authorities, depending on the type of education service provided. In February 2016, the State Council issued a government decision which explicitly withdrew the above-mentioned approval requirement. On November 7, 2016, China’s National People’s Congress passed an amendment to the Promotion of Private Education Law, or the Amendment, which became effective on September 1, 2017. The Amendment applies different regulatory requirements to non-profit and for-profit private schools.

In December 2016, several PRC government agencies, including the MOE, the State Administration for Industry and Commerce, or the SAIC, and the Ministry of Human Resources and Social Welfare, jointly promulgated the Implementation Rules on the Supervision and Administration of For-profit Private Schools, or the Implementation Rules. Under the Implementation Rules, the establishment, division, merger or any other material change in a for-profit private school shall be approved by the competent education authorities or the authorities in charge of labor and social welfare and be registered with the competent local branch of SAIC, and a duly approved private school will be granted a private school operating permit. The Implementation Rules also provide that the provisions contained therein should be applicable to “for-profit private training institutions” in an analogous manner.

As of the date of this prospectus supplement, we have not received any notice of warning or been subject to any penalties or disciplinary action from government authorities due to our lack of a private school operating permit for our electronic education services. Nonetheless, the current PRC laws and regulations, including the Amendment and the Implementation Rules, remain unclear as to whether the requirement for a private school operating permit is applicable to an electronic education service provider. We cannot assure you that the PRC government will not in the future require us to obtain a private school operating permit, given the lack of clear and consistent statutory interpretation regarding the implementation of the Amendment and the Implementation Rules and other relevant laws and regulations. If the PRC government requires us to obtain a private school operating permit or introduces additional amendments and guidelines to expand the coverage of the Amendment to explicitly cover electronic education service providers, and if we fail to do so, we may be subject to fines up to five times the illegitimate gains generated from the provision of training services without a proper license, other administrative sanctions, such as being ordered to refund payments to users, or criminal liabilities, for our lack of a private school operating permit. In addition, uncertainties exist as new laws and regulations, including without limitation the for review draft of Implementation Rules of the Promotion of Private Education Law, or the draft Implementation Rules, published by the Ministry of Justice in August, 2018, may require online education service providers to obtain private school operating permit or make filing with its competent provincial department of education or department of human resources and social security. It is uncertain when the draft would be signed into law and whether the final version would have any substantial changes from the draft. If enacted as the draft, we may be unable to obtain the private school operating permit or complete the required filing in a prompt manner or incur additional costs in complying with relevant requirements, which may adversely affect our business, financial conditions and results of operations. We may also be subject to regulatory requirements that are more stringent than the ones currently applicable to us, including those relating to sales and marketing, courses and educational content offerings, teachers’ qualification, as well as tuition fee rates and tuition refund policies, or laws and regulations that require us to obtain and maintain additional licenses and permits, and we may incur substantial expenses or alter or change our business to comply with these requirements. If any of the foregoing were to happen, our business operations may be disrupted, and our financial condition, results of operations and reputation may be materially and adversely affected.

We face regulatory risks and uncertainties with respect to the licensing requirement for the online transmission of internet audio-visual programs.

On December 20, 2007, the National Radio and Television Administration fka known as the State Administration of Press Publication Radio Film and Television, or SAPPRFT, and the Ministry of Industry and Information Technology, or the MIIT, jointly promulgated the Administrative Provisions on Internet Audio Visual Program Services, or the Audio Visual Program Provisions, which became effective on January 31, 2008 and were amended on August 28, 2015. Among other things, the Audio Visual Program Provisions stipulate that no entities or individuals may provide Internet audio-visual program services without a License for Online Transmission of Audio-Visual Programs issued by SAPPRFT or completing the relevant filing with SAPPRFT or its local bureaus, and only state-owned or state-controlled entities are eligible to apply for a License for Online Transmission of Audio Visual Programs. On April 1, 2010, SAPPRFT promulgated the Provisional Implementations of Tentative Categories of Internet Audio Visual Program Services, or the Categories, which clarified the scope of Internet audio-visual programs services, which was amended on March 10, 2017. According to the Categories, there are four categories of Internet audio-visual program services which are further divided into seventeen sub-categories. Sub-category No. 3 to the second category covers the making and editing of certain specialized audio-visual programs concerning, among other things, educational content, and broadcasting such content to the general public online. Sub-category No. 5 of the first category and sub-category No. 7 of the second category cover the live broadcasting of important political, martial, economic, social, cultural, sports activities or events or general social or community cultural activities, sports games and other organized activities. However, there are still significant uncertainties relating to the interpretation and implementation of the Audio Visual Program Provisions, in particular, the scope of “internet audio-visual programs.” See “Regulations Relating to Online Transmission of Audio-Visual Programs.”

We plan to deliver our courses in live streaming format. Our teachers and students communicate and interact live with each other via our virtual learning community. The audio and video data will likely be transmitted through the platforms between specific recipients instantly without any further redaction. We believe the nature of the raw data we transmit will distinguish us from general providers of internet audio-visual program services, such as the operator of online video websites, and the provision of the Audio-Visual Program Provisions are not applicable with regard to our offering of the courses. However, we cannot assure you that the competent PRC government authorities will not ultimately take a view contrary to our opinion. In addition, we also plan to offer video recordings of live streaming courses and certain other audio-video contents on our electronic platforms to our students as supplementary course materials on our platforms. If the government authorities determine that our offering of the courses fall within the relevant category of Internet audio-visual program services under the Categories, we may be required to obtain the License for Online Transmission of Audio Visual Programs.

The Categories describe “Internet audio-visual program services” in a very broad, vague manner and are unclear as to whether electronic courses, whether delivered in a live streaming format or through video recordings, fall into the definition of audio-visual programs. We have made inquiries to the relevant bureaus of SAPPRFT and were informed that online educational content provided through live streaming or recorded courses does not fall within the scope of internet audio-visual programs, the transmission of which does not require a License for Online Transmission of Audio-Visual Programs. We cannot assure you that the PRC government will not ultimately take a view that live streaming or recorded courses or any other content offered on our platforms are subject to the Audio Visual Program Provisions. We currently do not hold a License for Online Transmission of Audio Visual Programs, and since we are not a state-owned or state-controlled entity, we are not eligible to apply for such license. If the PRC government determines that our content should be considered as “internet audio- visual programs” for the purpose of the Audio-Visual Program Provisions, we may be required to obtain a License for Online Transmission of Audio Visual Programs. We are, however, not eligible apply for such license since we are not a state-owned or state-controlled entity. If this were to occur, we may be subject to penalties, fines, legal sanctions or an order to suspend the provision of our live streaming courses. As of the date of this annual report, we have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant governmental authorities regarding the lack of a License for Online Transmission of Audio Visual Programs in conducting of our business.

Our failure to obtain and maintain approvals, licenses or permits applicable to our business could have a material adverse impact on our business, financial conditions and results of operations.

A number of PRC regulatory authorities, such as the SAIC, the Cyberspace Administration of China, the MITT, the National Radio and Television Administration, and the State Council Information Office, the Ministry of Civil Affairs, and the Ministry of Human Resources and Social Welfare, oversee different aspects of our business operations. We may be required in the future to obtain additional government approvals, licenses and permits in connection with our operations.

By way of example, depending upon regulatory interpretation, under the current PRC laws and regulations, the provision of our educational content through our electronic platform may be considered “online publishing” and may require us to obtain an Internet Publishing License, which we currently do not have.

As of the date of this prospectus supplement, we have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant governmental authorities regarding the lack of any the above-mentioned approvals, licenses or permits. However, we cannot guarantee that the government authorities will not impose any penalties or sanctions on us in the future, which may include warnings, fines, mandates to remedy any violations, confiscation of the gains derived from the services for which approvals, licenses or permits are required, and/or an order to cease to provide such services. In addition, we cannot guarantee that the government will not promulgate new laws and regulations that require additional licenses, permits and/or approvals for the operation of any of our existing or future business. If we are unable to obtain such licenses, permits, or approvals in a timely fashion, we could be subject to penalties and operational disruption and our financial condition and results of operations could be adversely affected.

We face intense competition which could adversely affect our results of operations and market share.

We operate in a highly competitive and fragmented industry that is sensitive to price, content (i.e. curriculum) and quality of service. Some of our competitors may have more financial resources, longer operating histories, larger customer bases and greater brand recognition than we do, or they are controlled or subsidized by foreign governments, which enables them to obtain or raise capital and enter into strategic relationships more easily. We also compete with leading domestic supplier companies based on a number of factors including business model, operational capabilities, cost control and service quality, as well as in-house delivery capabilities to serve their logistics needs and compete with us.

We are also subject to other risks and uncertainties that affect many other businesses, including but not limited to:

(1)	Increasing costs, the volatility of costs and funding requirements and other legal mandates for employee benefits, especially pension and healthcare benefits;

(2)	The increasing costs of compliance with federal, state and foreign governmental agency mandates;

(3)	Any impacts on our business resulting from new domestic and international government laws and regulation;

(4)	Market conditions in the AI childhood education industry or the economy as a whole;

(5)	Market acceptance of our new service and growth initiatives;

(6)	Announcements of the introduction of new products and services by our competitors;

(7)	The impact of technology developments on our operations and on demand for our products and services;

(8)	Developments concerning current or future strategic collaborations;

(9)	Widespread outbreak of an illness or any other communicable disease, or any other public health crisis such as we are currently experiencing with the COVID 19 pandemic.

If we are unable to respond to these changing market conditions, our business and financial results may be materially affected.

Risks Related to Our Ordinary Shares

If we fail to comply with the continued listing requirements of NASDAQ, we would face possible delisting, which would result in a limited public market for our shares and make obtaining future debt or equity financing more difficult for us.

On November 18, 2019, we received a notification letter from the Nasdaq Listing Qualifications Staff of The NASDAQ Stock Market LLC (“Nasdaq”) notifying us that we are no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market set forth in Nasdaq Listing Rule 5550(b)(1) (the “Stockholder Equity Requirement”).The notification received had no immediate effect on the listing of the Company’s ordinary shares on Nasdaq. Nasdaq has provided us with 45 calendar days, or until January 2, 2020, to submit a plan to regain compliance with the minimum stockholders’ equity standard. If our plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the notification letter, or until May 16, 2019, to evidence compliance. On January 2, 2020, we submitted our plan of compliance to Nasdaq.

On January 24, 2020, we received a notice (the “Notice”) from Nasdaq stating that we were not able to regain compliance with the Stockholder Equity Requirement or the alternative criteria set forth in Nasdaq Listing Rule 5550(b) and that the Staff had determined to seek to delist the Company’s securities from Nasdaq unless the Company requests a hearing before the Nasdaq Hearings Panel (the “Panel”). On January 28, 2020 we requested a hearing before the Panel. Such request will stay any suspension or delisting action by Nasdaq pending the completion of the hearing process. On January 30, 2020, we received a hearing instruction letter from Nasdaq stating that the delisting action referenced in the Notice has been stayed, pending a final written decision by the Panel.

On March 7, 2020, we received a notification letter from Nasdaq notifying us that we are no longer in compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”). The notification received has no immediate effect on the listing of the Company’s ordinary shares on Nasdaq. Under the Nasdaq Listing Rules, the Company has until September 1, 2020 to regain compliance. If at any time during such 180-day period the closing bid price of the Company’s ordinary shares is at least $1 for a minimum of 10 consecutive business days, Nasdaq will provide the Company written confirmation of compliance.

On March 12, 2020, the Company appeared before the Panel to demonstrate its ability to regain compliance with the Stockholder Equity Requirement and subsequently submitted supplemental information to the Panel on March 23, 2020 pursuant to the Panel’s request. The Company is currently awaiting the final written decision by the Panel.

If we have failed to demonstrate our ability to regain compliance before the Panel and/or comply with the requirements for continued listing on The NASDAQ Capital Market in the future, we cannot assure you that we will be able to regain compliance. If our securities lose their status on The NASDAQ Capital Market, our securities would likely trade in the over-the-counter market. If our securities were to trade on the over-the-counter market, selling our securities could be more difficult because smaller quantities of securities would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our securities are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our securities, further limiting the liquidity of our securities. These factors could result in lower prices and larger spreads in the bid and ask prices for our securities. Such delisting from The NASDAQ Capital Market and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

Risks Related to the Planned Disposition

In the event the Disposition cannot be completed, we will continue to bear the losses related to the concrete business which will have a negative impact on our stockholders equity and therefore may result in our potential delisting.

The completion of the Disposition is subject to several factors, some of which are not in our control, including the approval of our shareholders and the board’s receipt of a fairness opinion. If we are unable to complete the planned Disposition within the time frame we outlined in our compliance plan to the panel, we may be subject to delisting by the Panel. Even if the panel grant us additional time to demonstrate our ability to continue comply with the Stockholder Equity Requirement, we might not be able to continuously meet the Stockholder Equity Requirement in the long run due to the large amount of liabilities incurred by the concrete business.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $1.26 million, after deducting the placement agent fees and the estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for improving and expanding our existing business, working capital and other general corporate purposes.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

We will not receive any proceeds from the sale of ordinary shares issuable upon exercise of the warrants of the concurrent private placement unless and until such warrants are exercised. If the warrants are fully exercised for cash, we will receive additional proceeds of up to approximately $1.5 million.

Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest bearing, investment-grade securities.

DILUTION

If you invest in our ordinary shares, your interest will be diluted immediately to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share of our ordinary shares after this offering.

Our net tangible book value on June 30, 2019 was approximately $11.0 million, or $0.72 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding. Our net tangible book value on June 30, 2019, includes consideration of the following:

●	Issuance of 400,000 ordinary shares to two service providers in July 2019;

●	Issuance of 276,290 ordinary shares to in December 2019 in connection with debt repayments of approximately $390,000;

●	Issuance of 3,403,037 ordinary shares in January 2020 in connection with debt repayments of approximately $5.24 million;

●	Issuance and sale of ordinary shares in January 2020 for $2.0 million in connection with a private placement; and

●	Issuance of ordinary shares in February 2020 in connection with an acquisition.

After giving effect to the sale of our ordinary shares of approximately $1.5 million in this offering at an assumed offering price of $0.55 per share, and after deducting the placement agent fees and estimated offering expenses payable by us in connection with this offering and our concurrent private placement of warrants, our as adjusted net tangible book value as of June 30, 2019 would have been approximately $12.3 million, or approximately $0.68 per ordinary share. This represents an immediate decrease in net tangible book value of $0.04 per share to our existing shareholders and an immediate increase in net tangible book value of $0.13 per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Assumed offering price per share	$0.55
Net tangible book value per share as of June 30, 2019	$0.72
Dilution in net tangible book value per share attributable to existing investors	$(0.04)

Net tangible book value per share after giving effect to this offering	$0.68

Increase per share to new investors	$0.13

The above discussion and table are based on 7,174,626 ordinary shares outstanding as of June 30, 2019 and excludes, as of such date, the following: 2,727,274 ordinary shares issuable to investors upon exercise of the warrants offered in the concurrent private placement.

To the extent that we grant additional options or other awards under our stock incentive plan or issue additional warrants, or we issue additional ordinary shares in the future, there may be further dilution.

DIVIDEND POLICY

While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.

In addition, due to various restrictions under PRC laws on the distribution of dividends by WFOE, we may not be able to pay dividends to our stockholders. The Wholly-Foreign Owned Enterprise Law (1986), as amended, and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended, and the Company Law of the PRC (2006), contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds until such time as the accumulated reserve funds reach and remain above 50% of the registered capital amount. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries and affiliates are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2019:

●	on an actual basis;

●	on a pro forma, as adjusted basis to give effect to the issuance and sale of 2,727,274 ordinary shares at the offering price of $0.55 per share, after deducting placement agent fees and expenses and estimated offering expenses payable by us;

●	on a pro forma, as adjusted basis to give effect to the issuance of 400,000 ordinary shares to two service providers in July 2019;

●	on a pro forma, as adjusted basis to give effect to the issuance of 276,290 ordinary shares to in December 2019 in connection with debt repayments of approximately $390,000;

●	on a pro forma, as adjusted basis to give effect to the issuance of 3,403,037 ordinary shares in January 2020 in connection with debt repayments of approximately $5.24 million;

●	on a pro forma, as adjusted basis to give effect to the issuance and sale of 2,000,000 ordinary shares in January 2020 for $2.0 million in connection with a private placement;

●	Issuance of 1,989,262 ordinary shares in February 2020 in connection with an acquisition; and

●	The table does not include any potential proceeds from the exercise of warrants issued in the concurrent private placement at an exercise price of $0.55 per share.

	June 30, 2019
	Actual	Pro Forma
	US$	US$
Equity
Ordinary Shares, par value $0.001 per share: 74,000,000 shares authorized, 7,174,626 shares issued and outstanding, actual; par value $0.001 per share: 74,000,000 shares authorized, 17,970,489 shares issued and outstanding, pro forma as adjusted (unaudited)	7,175	17,971
Additional paid-in capital	54,237,082	67,400,963
Deferred share compensation	(3,161,200)	(4,561,200)
Deficit	(64,031,446)	(64,031,446)
Statutory reserves	6,248,092	6,248,092
Accumulated other comprehensive income	7,221,095	7,221,095
Total equity	520,798	12,295,475
Total capitalization	520,798	12,295,475

The above discussion and table are based on 7,174,626 ordinary shares outstanding as of June 30, 2019 and excludes, as of such date, the following: 2,727,274 ordinary shares issuable to investors upon exercise of the warrants offered in the concurrent private placement.

To the extent that we grant additional options or other awards under our stock incentive plan or issue additional warrants, or we issue additional ordinary shares in the future, there may be further dilution.

DESCRIPTION OF OUR SECURITIES WE ARE OFFERING

We are offering 2,727,274 of our ordinary shares pursuant to this prospectus supplement and the accompanying prospectus. The material terms and provisions of our ordinary shares are described under the caption “Descriptions of Share Capital” beginning on page 10 of the accompanying prospectus.

PRIVATE PLACEMENT TRANSACTION OF WARRANTS

In a concurrent private placement, we will issue and sell to the same investors warrants to purchase up to an aggregate of 2,727,274 ordinary shares at an exercise price equal to $0.55 per share.

The warrants and the ordinary shares issuable upon the exercise of such warrants are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D. Accordingly, investors may only sell ordinary shares issued upon exercise of the warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

Exercisability. The warrants are exercisable for a period of five and one-half years commencing on April 2, 2020 and expiring October 2, 2025. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of ordinary shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of ordinary shares purchased upon such exercise. If a registration statement registering the issuance of the ordinary shares underlying the warrants under the Securities Act is not effective or available, at any time after the six-month anniversary of the issue date, the holder may, in its sole discretion, elect to exercise the warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of ordinary shares determined according to the formula set forth in the warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrants if the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. Any holder may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. The warrants also contain full ratchet anti-dilution protection upon the issuance of any ordinary shares, securities convertible into ordinary shares or certain other issuances at a price below the then-existing exercise price of the warrants, with certain exceptions. The terms of the warrants, including these anti-dilution protections, may make it difficult for us to raise additional capital at prevailing market terms in the future.

Mandatory Exercise. If at any time while the warrants are outstanding, the closing price of our ordinary shares on the Nasdaq Capital Market or other principal market on which it is traded equals or exceeds 300% of the purchase price per ordinary share in this offering (or $1.65 per share) (which amount may be adjusted for certain capital events, such as stock splits, as described in the warrants) for twenty (20) consecutive trading days, then we shall have the right to require the holders to exercise for cash, all or any portion of their warrants that have not been exercised on the mandatory exercise date specified in the notice that we shall provide to such holders into fully paid, validly issued and nonassessable ordinary shares in accordance with the terms of the warrants.

Exchange Listing. There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market.

Fundamental Transactions. If (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation of the Company with or into another person, (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of ordinary shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding ordinary shares, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of the ordinary shares or any compulsory share exchange pursuant to which the ordinary shares are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding ordinary shares (not including any ordinary shares held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination, each a “Fundamental Transaction,” then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the warrants with the same effect as if such successor entity had been named in the warrant itself. The holders of the warrants agree that the Disposition shall not be deemed a Fundamental Transaction. If holders of our ordinary shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder of warrants shall be given the same choice as to the consideration it receives upon any exercise of the warrants following such fundamental transaction. In addition, the successor entity, at the request of the holders of warrants, will be obligated to purchase any unexercised portion of the warrants in accordance with the terms of such warrants.

Dividends. If, at any time while the warrants are outstanding, we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of our ordinary shares, by way of return of capital or otherwise, then each holder of a ordinary shares shall be entitled to participate in such distribution, subject to the beneficial ownership limitations, to the same extent that the holder would have participated therein if the holder had held the number of ordinary shares acquirable upon complete exercise of warrants immediately prior to the record date for such distribution.

Resale/Registration Rights. We are required within 45 days of the closing of the offering to file a registration statement providing for the resale of the ordinary shares issued and issuable upon the exercise of the warrants. We are required to use commercially reasonable efforts to cause such registration to become effective within 181 days of the closing of the offering and to keep such registration statement effective at all times until no investor owns any warrants or shares issuable upon exercise thereof.

PLAN OF DISTRIBUTION

Pursuant to a placement agent agreement dated March 31, 2020, we have engaged Maxim Group LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering of our ordinary shares pursuant to this prospectus supplement and the accompanying prospectus. Under the terms of the placement agent agreement, the placement agent has agreed to be our exclusive placement agent, on a commercially reasonable best efforts basis, in connection with the issuance and sale by us of our ordinary shares in this takedown from our shelf registration statement. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent agreement does not give rise to any commitment by the placement agent to purchase any of our ordinary shares or the warrants, and the placement agent will have no authority to bind us by virtue of the placement agent agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We are entering into securities purchase agreements directly with investors in connection with this offering, and we will only sell to investors who have entered into securities purchase agreements.

We expect to deliver the ordinary shares being offered pursuant to this prospectus supplement, as well as the warrants offered in the concurrent private placement, on or about April 2, 2020, subject to customary closing conditions.

We have agreed to pay the placement agent a total cash fee equal to 7% of the gross proceeds of this offering. We have agreed to reimburse the placement agent for all travel and other out-of-pocket expenses, including the reasonable fees, costs and disbursements of its legal fees which shall be limited to, in the aggregate, $45,000. We estimate our total expenses associated with the offering, excluding placement agent fees and expenses, will be approximately $90,000.

The following table shows per share and total cash placement agent’s fees we will pay to the placement agent in connection with the sale of the ordinary shares pursuant to this prospectus supplement and the accompanying prospectus assuming the purchase of all of the ordinary shares offered hereby:

	Per Share	Total
Offering Price	$0.55	1,500,001
Placement Agent’s Fees	$0.0385	105,000
Proceeds, before expenses, to us	$0.5115	1,395,001

After deducting certain fees and expenses due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $1.26 million.

Right of Participation

In the event the offering is consummated, we have agreed to grant the placement agent a right of participation for a period of twelve (12) months from the commencement of the sales of this offering (the “Tail Period”) to act as lead managing underwriter and lead left book runner or minimally as a co-lead manager and co-lead left bookrunner and/or co-lead left bookrunner and/or co-lead left placement agent with at least 75.0% of the economics for any and all future equity, equity-linked or debt (excluding commercial bank debt) offerings undertaken during the Tail Period by the Company or any subsidiary of the Company.

 Indemnification

We have agreed to indemnify the placement agent and specified other persons against certain civil liabilities, including liabilities under the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it, and any profit realized on the resale of the ordinary shares and warrants sold by it while acting as principal, might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ordinary shares and warrants by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities, or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution in the securities offered by this prospectus supplement.

Relationships

The placement agent and its affiliates may have provided us and our affiliates in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the placement agent and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. However, except as disclosed in this prospectus supplement, we have no present arrangements with the placement agent for any further services.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Action Stock Transfer Corp., located at 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT, 84121. Our transfer agent’s phone number is (801) 274-1088.

Listing

Our ordinary shares are listed on the NASDAQ Capital Market under the trading symbol “HHT.”

LEGAL MATTERS

Certain legal matters governed by the laws of the Cayman Islands with respect to the validity of the offered securities will be passed upon for us by Conyers Dill & Pearman, Cayman Islands. Certain legal matters governed by the laws of New York will be passed upon for us by Hunter Taubman Fischer & Li, LLC, New York, New York. Ellenoff Grossman & Schole LLP, New York, New York, is counsel to the placement agent in connection with this offering.

EXPERTS

The consolidated financial statements of our Company appearing in our annual report on Form 20-F for the fiscal years ended June 30, 2019 and 2018 have been audited by Wei, Wei & Co., LLP, an independent registered public accounting firm, as set forth in the reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The U.S. Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus supplement the following documents that we have filed with the SEC under the Exchange Act:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2019, filed with the SEC on November 15, 2019;

●	the Company’s Current Reports on Form 6-K, filed with the SEC on July 1, 2019, July 17, 2019, July 24, 2019, October 31, 2019, January 3, 2020, January 23, 2020, February 14, 2020, March 9, 2020, March 16, 2020, and April 2, 2020; and

●	the description of our ordinary shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-34515) filed with the SEC on October 30, 2009, including any amendment and report subsequently filed for the purpose of updating that description.

We also incorporate by reference all additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the filing date of the registration statement of which this prospectus supplement is a part and prior to effectiveness of that registration statement. We are not, however, incorporating, in each case, any documents or information that we are deemed to “furnish” and not file in accordance with SEC rules.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at 9 North West Fourth Ring Road Yingu Mansion Suite 1708, Haidian District Beijing, People’s Republic of China 100190, Attention: Yang (Sean) Liu, 010-82525361

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front page of those documents.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual and current reports and other information with the SEC. You may inspect, read (without charge) and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC.

We maintain a corporate website at http://www.china-acm.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in Hong Kong. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

According to our local Cayman Islands’ counsel, there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States or Hong Kong courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. The courts of the Cayman Islands in the past determined that disgorgement proceedings brought at the instance of the Securities and Exchange Commission are penal or punitive in nature and such judgments would not be enforceable in the Cayman Islands. Other civil liability provisions of the securities laws may be characterized as remedial, and therefore enforceable but the Cayman Islands’ Courts have not yet ruled in this regard. Our Cayman Islands’ counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands.

As of the date hereof, no treaty or other form of reciprocity exists between the Cayman Islands and Hong Kong governing the recognition and enforcement of judgments.

Cayman Islands’ counsel further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States or Hong Kong, a judgment obtained in such jurisdictions will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROSPECTUS

Huitao Technology Co., Ltd.

$50,000,000

Ordinary Shares, Preferred Shares, Debt Securities

Warrants, Units and Rights

We may, from time to time in one or more offerings, offer and sell up to $50,000,000 in the aggregate of Ordinary Shares, preferred shares, warrants to purchase Ordinary Shares or preferred shares, debt securities, rights or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our Ordinary Shares in any 12-month period so long as the aggregate market value of our outstanding Ordinary Shares held by non-affiliates remains below $75,000,000. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “HHT.” On February 14, 2020, the last reported sale price of our Ordinary Shares on the Nasdaq Capital Market was $0.95 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 5 of  this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

We may sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell Ordinary Shares, preferred shares, warrants to purchase Ordinary Shares or preferred shares, debt securities or any combination of the foregoing, either individually or as units comprised of one or more of the other securities, in one or more offerings up to a total dollar amount of $50,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document filed after the date of this prospectus and incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities are sold on a later date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find More Information.”

Unless the context otherwise requires, all references in this prospectus to “Huitao,” “Huitao Technology,” “we,” “us,” “our,” “the Company” or similar words refer to Huitao Technology Co., Ltd., together with our subsidiaries.

COMMONLY USED DEFINED TERMS

●	“China,” “Chinese” and “PRC,” are references to the People’s Republic of China;

●	“BVI” refers to the British Virgin Islands;

●	“BVI-ACM” refers to Xin Ao Construction Materials, Inc;

●	“CACM” refers to CACM Group NY, Inc.

●	“China-ACMH” refers to Beijing Ao Hang Construction Materials Technology Co., Ltd.;

●	“Huitao Technology,” “Huitao,” “the Company,” “we,” “us,” or “our,” are references to the combined business of Huitao Technology Co., Ltd. and its wholly-owned subsidiaries, BVI-ACM, CACM and China-ACMH, as well as its VIE entity Xin Ao;

●	“Sunway Kids” refers to Sunway Kids International Education Group Ltd.;

●	“Xin Ao” refers to Beijing Xin Ao Concrete Group Co., Ltd.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR BUSINESS

History and Development of the Company

Huitao Technology Co., Ltd. (formerly known as China Advanced Construction Materials Group, Inc.) was founded as an unincorporated business on September 1, 2005, under the name TJS Wood Flooring, Inc., and became a C corporation in the State of Delaware on February 15, 2007. On April 29, 2008, we changed our name to China Advanced Construction Materials Group, Inc. in response to a reverse acquisition transaction with BVI-ACM described below.

BVI-ACM was established on October 9, 2007, under the laws of the British Virgin Islands. The majority shareholders of BVI-ACM also control Xin Ao, a limited liability company formed under laws of China through a series of agreements. BVI-ACM was established as a “special purpose vehicle” for foreign fund raising for Xin Ao. China State Administration of Foreign Exchange, or SAFE, requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters. On September 29, 2007, BVI-ACM was approved by local Chinese SAFE as a “special purpose vehicle” offshore company.

On November 23, 2007, BVI-ACM established a subsidiary, China-ACMH, in China as a wholly owned foreign limited liability company with registered capital of $5 million. Through China-ACMH and its variable interest entity Xin Ao, we were solely engaged in producing general ready-mixed concrete, customized mechanical refining concrete, and some other concrete-related products which are mainly sold in China.

On April 29, 2008, we completed a reverse acquisition transaction with BVI-ACM to acquire all of the issued and outstanding capital stock of BVI-ACM. BVI-ACM thereby became our wholly owned subsidiary and the former stockholders of BVI-ACM became our controlling stockholders.

On September 20, 2010, China ACMH established a 100% owned subsidiary, Advanced Investment Holdings Co., Inc., or AIH, in the State of Nevada. AIH never engaged in operations and the Company subsequently dissolved AIH on August 30, 2011.

On August 1, 2013, we consummated a reincorporation merger pursuant to which we merged with and into our wholly-owned subsidiary, China Advanced Construction Materials Group, Inc., a newly formed Nevada corporation and the surviving entity in the merger, pursuant to the terms and conditions of an Agreement and Plan of Merger entered into as of August 1, 2013. As a result of the reincorporation, the Company became governed by the laws of the state of Nevada.

On August 20, 2018, CACM Group NY, Inc. (“CACM”) was incorporated in the State of New York and is wholly owned by us. The establishment of CACM was to expand the Company’s business in the U.S. As of the date of the report, CACM has not commenced any operations.

On December 31, 2018, we consummated a re-domicile merger pursuant to which we merged with and into our wholly-owned subsidiary, China Advanced Construction Materials Group, Inc., a newly formed Cayman Islands company and the surviving entity in the merger, pursuant to the terms and conditions of an Agreement and Plan of Merger adopted in July 2018. As a result of the reincorporation, the Company is now governed by the laws of the Cayman Islands.

On June 27, 2019, upon effectiveness of the Company amendment and restatement of the Company’s memorandum and articles of association which was approved by the Company’s shareholders, the Company’s name was changed from China Advanced Construction Materials Group, Inc. to Huitao Technology Co., Ltd.

On February 14, 2020, the Company consummated the acquisition of Sunway Kids International Education Group Ltd. (“Sunway Kids”) whereby we issued 1,989,262 Ordinary Shares and $2 million cash in exchange for all of the issued and outstanding capital stock of Sunway Kids. The $2 million cash consideration is payable in five installments over five years according to certain earn-out schedule. Sunway Kids thereby became our wholly owned subsidiary.

Sunway Kids was established on February 29, 2012, under the laws of the British Virgin Islands as an offshore holding company. On August 23, 2018, Sunway Kids established its wholly owned subsidiary, Brave Millenium Limited (“Brave Millenium”) under the laws of Hong Kong. On December 4, 2019, Brave Millenium established Chengdu Hengshanghui Intelligent Technology Co., Ltd. (“Chengdu Hengshanghui”) in China as a wholly foreign owned limited liability company. On December 9, 2019, Chengdu Hengshanghui entered into a series of variable interest entity agreements with Chengdu Hengshanghui Education Consulting Co., Ltd. (“Hengshanghui Education”). Through Sunway Kids and its variable interest entity Hengshanghui Education, we are engaged in providing education and health services to day-cares and preschools in China.

Business Overview

Ready-Mixed Concrete Business

Our concrete sales business is comprised of the formulation, production and delivery of the Company’s line of C10-C100 concrete mixtures primarily through our current fixed plant, a ready mix concrete batching plant in Beijing. The ready-mixed concrete sales business engages principally in the formulation, preparation and delivery of ready-mixed concrete to the worksites of our customers. We procure raw materials, mix them according to our measured mixing formula, ship the final products in mounted transit mixers to the destination work site, and, for more sophisticated structures, pump the mixture and set it into structural frame molds as per structural design parameters. The process of delivering and setting the ready mix concrete mixture cannot exceed 90 minutes because the chemistry of concrete mixture hardens thereafter. The deliverable radius of a concrete mixture from our ready mix plant in Beijing is approximately 25 kilometers. Traffic conditions would affect the timing and shipment of our concrete mixtures. Since the 2008 Olympics, there are alternating license plate traffic restrictions on many traffic routes in Beijing to ease traffic congestion and associated exhaust pollution. Due to the large amounts of working capital required for the acquisition of raw materials, a supply shortage or degradation of supplier accounts payable credit terms would pose a potential risk to our business.

Our Industry was influenced by the decline in the macro economy in recent years. The concrete products industry experienced a slowdown in industry production and economic growth in the last few years. . In 2017, the pressure on small concrete companies has further increased and many have been shut down.

As a result of the continued decline in the concrete business, management explored possibility to divert its business to other concrete related sectors. However, it turned out the industry-wide recession makes it very difficult, if possible, to turn around the business in a cost-efficient manner. As such, management then started to explore opportunities in other industry, including acquisition of business or assets.

Early Childhood Education Service Business

Management started to get in touch with Sunway Kids around September 2019. Sunway Kids is an education service provider to day-care and preschools in China. Sunway Kids has a highly skilled professional team experienced in early childhood development. It provides a well-structured system for early childhood education, including AI and robotic technologies, intellectual campus administration software as a service system (“SAAS System”) and online education courses for kids and parents. Sunway Kids provides personalized growth plans for each child based on the analysis of performance data. Sunway Kids helps schools in increasing their education quality as well as generating derivative revenues by providing targeted courses and AI lessons for kids. Sunway Kids believes its ability to cooperate closely with various schools and research institutes in China has contributed to its significant position in the industry.

Management believes that the convergence of artificial intelligence and education is an emerging and high growth industry. According to Deloitte’s estimation in its 2018 China Education Development Report (Deloitte China Report), China’s education market will reach RMB2.68 trillion (approximately US$383 billion) by 2018 with training organizations, Kto12 and Science, Technology, Engineering, the Arts and Mathematics (STEAM) education and private kindergartens comprising the three largest segments. The total scale of private education is expected to reach RMB3.36 trillion (approximately US$480 billion) by 2020 and approach RMB5 trillion (approximately US$714 billion) by 2025 with an annual growth rate (AGR) of 10.8%. Concurrently, the use of artificial intelligence (AI) technology in education is estimated to grow substantially with a compound annual growth rate (CAGR) of more than 51% from 2018 to 2024 in the Asia Pacific region, with China leading investments in technology and accounting for 17% of the global external investments in AI (Global Market Insights, Asia Pacific in 2019). Specifically, China’s government is building awareness and knowledge of AI through its emphasis on “data and information” and has begun to proactively include AI education into K-12 schools (Deloitte China Report). We believe that the use of artificial intelligence in education will continue to expand in terms of industry scale and market activity in the near future due to a combination of supportive government policies, increased digitalization activities and increased investment by Chinese players in the region.

With the introduction of the national two-child policy in China since 2015, the birth rate has been increasing and thus provides a guaranteed increase in opportunity for the preschool education industry. With the deepening of China’s economic reforms, the disposable income of urban residents has continued to increase. With the improvement of living standards of urban residents, families have become more willing to invest in education, training, and other services for their children starting at a young age, and at the same time have begun to attach more importance to the branding of the education. At present, China’s preschool education and intelligent education markets are highly fragmented, small in scale, independent, and loosely managed. Branding and franchising will therefore become the inevitable trend of development in the intelligent education industry. Management believes with its experience in AI technology and the Company’s advantage as a U.S. public company, acquisition of Sunway Kids will increase revenue and create value for our shareholders.

As such, the Company entered into a letter of intent with Sunway Kids and its shareholders on October 31, 2019 for a potential acquisition. On December 31, 2019, we entered into certain Share Exchange Agreement with Sunway Kids and its shareholders. The acquisition was consummated on February 14, 2020.

Sunway Kids provides its products and services to kindergartens, vocational schools, training schools and other education institutions. Its current products and services are categorized as follows: (1) U Campus SAAS System; (2) Childhood AI Analysis Service; (3) Targeted Teaching Programs Consulting Service for Preschool Children; and (4) Online Education Service.

U Campus SAAS System

Sunway Kids provides a smart school management SAAS System with U Campus, an online service that provides a package of comprehensive support for the operation and management of preschool education institutions, including student management, employee management, financial management, attendance management and health management. Through U Campus, subscribers are able to handle essential school functions such as adding new classes, enrolling new students and receiving tuition, all online in one place.

U Campus is constantly maintained and updated by Shenzhen Qianhai Peiwen Technology Co., Ltd., our contracted third-party service provider, to provide effective, intuitive, and secure services to our subscribers.

Childhood AI Analysis Service

Sunway Kids provides schools with monitoring equipment which utilizes AI technology to record and analyze key information about the children in real time, such as emotions, movement, concentration and points of interest. The information is automatically compiled into intuitive data reports that are used to create targeted teaching programs for the children to maximize effectiveness.

Targeted Teaching Programs Consulting Service for Preschool Children

The data reports generated from the AI monitoring equipment are provided to Sichuan Lanjingling Enterprise Management Co., Ltd. (“Lanjingling”), our contracted third-party service provider, which then creates customized curriculum based on the data in the reports. Sunway Kids sells the customized curriculum back to the schools.

Online Education Service

Sunway Kids offers an English as a Second Language (“ESL”) curriculum named Precise Mind (“Precise Mind”) to kindergartens in China, supplementing their existing English curriculum. The Precise Mind curriculum is divided into multiple levels, each tailored to a specific age group of children and their learning levels. Precise Mind is designed to educate children from a young age with ESL while including fun and engaging activities that create an enjoyable and effective teaching structure for the children. Precise Mind offers online lessons taught by professional native English speaking ESL teachers, who are contracted from Lanjingling. These teachers provide live broadcasted English lessons that last for 45 minutes per session and are usually held 1 to 2 times per week. Through combining our Precise Mind curriculum with each school’s existing English curriculum, we believe students have been able to achieve outstanding results.:

Sunway Kids has generated approximately $935,000 of revenue and $263,000 of net income as of December 31, 2019, although these numbers are unaudited.

The following diagram illustrates our current corporate structure:

Corporate Information

Our principal executive office is located on the 9 North West Fourth Ring Road, Yingu Mansion Ste 1708, Haidian District, Beijing 100190. Our telephone number is +86 10 82525361. We maintain a website at www.china-acm.com that contains information about our Company, though no information contained on our website is part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, filed on November 15, 2019, as supplemented and updated by subsequent current reports on Form 6-K that we have filed with the SEC, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

In addition to the risk factors referenced above, as described in our most recent annual report on Form 20-F, we want to disclose the additional risk factors below.

Risks Related to our Acquisition of Sunway Kids International Education Group Ltd.

We may not be able to oversee the combined entity efficiently.

We may not be able to oversee the combined entity efficiently, realize anticipated profits or effectively implement our growth and operating strategies. We are now managing two unrelated businesses which are not synergistic and have completely different customers, suppliers, and competition landscapes. This involves risks that could adversely affect our operating results due to uncertainties involved with the new business, diversion of management’s attention in operating the new business. There can be no guarantee that the addition of the new business will not cause us to incur additional debt and increase our exposure to market and other risks. Our failure to successfully pursue our strategies or effectively operate the combined entity could also have a material adverse effect on our rate of growth and operating performance.

Risks Related to our Education Service Business

Our education service revenue model depends on developing a subscriber base of users. If we fail to reach a critical mass of subscribers, our net revenues may decline, and we may not be able to implement our business plan.

We expect to generate revenue primarily from the fees we collect from our users. It is critical for us to enroll   subscribers in a cost-effective manner. Some of the factors, many of which are largely beyond our control, could prevent us from successfully increasing subscriptions in a cost-effective manner, or at all. These factors include, among other things, (i) reduced interest in the products and services we offer; (ii) negative publicity or perceptions regarding us, or electronic education services in general; (iii) the emergence of alternative technologies not offered by us; (iv) the inability of subscribers to pay the fees; (v) increasing market competition, particularly price reductions by competitors that we are unable or unwilling to match; and (vi) adverse changes in relevant government policies or general economic conditions. If one or more of these factors reduce market demand for our services, our subscriber base could be negatively affected or our costs associated with subscriber acquisition and retention could increase, or both, any of which could materially affect our ability to grow our gross billings and net revenues. These developments could also harm our brand and reputation, which would negatively impact our ability to establish or expand our business.

Our education service business and growth will be highly dependent on the development of AI childhood education industries in China.

Mainland China is a key driver of revenues and growth in our business plan. Our business plan assumes that we will be able to successfully develop our AI childhood education business in mainland China. The evolution of the AI childhood education is affected by a number of factors, most of which are beyond our control. These factors include:

(1)	Penetration and usage by schools, teachers, parents and students, as well as government support over AI childhood education, in relation to its related products and services;

(2)	The availability, reliability and security of AI childhood education platforms;

(3)	The growth of broadband and advanced technology, including mobile internet and 5G;

(4)	The emergence of alternative business models that better suits or becomes a substitute which suits the needs of consumers in the countries we serve; and

(5)	Changes in laws and regulations, as well as government policies that govern the AI childhood education industry.

If the AI childhood education industries fail to develop as anticipated in China, our ability to grow our AI childhood education business may be materially and adversely affected.

We expect to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, the success of our business model will be compromised.

We anticipate rapid growth in gross billings and net revenues upon the acquisition of our AI childhood education business segment, which growth is expected to be driven primarily by the growth of our subscriber base. Rapid growth may place a significant strain on our sales and marketing capacities, administrative and operating infrastructure, facilities and other resources. To manage our anticipated our growth, we may need to continue to acquire more subscribers, scale up our product and service offerings, as well as strengthen our platforms and systems. We will also be required to refine our operational, financial and management controls and reporting systems and procedures. If we fail to efficiently manage the establishment and future expansion of our business, our costs and expenses may increase more than we plan and we may not successfully attract a sufficient number of subscribers and strategic partners in a cost-effective manner, respond to competitive challenges, or otherwise execute our business plans. In addition, we may, as part of carrying out our growth strategies, adopt new initiatives to offer additional educational content and to implement new pricing models and strategies. We cannot assure you that these initiatives may achieve the anticipated results. These proposed changes may not be well received by our existing and prospective users, in which case their experience with our education services may suffer, which could damage our reputation and business prospects.

Our ability to effectively implement our strategies and manage any significant growth of our business will depend on a number of factors, including our ability to: (i) identify and effectively market our products and services in new markets with sufficient growth potential; (ii) develop and improve service and product offerings to make them appealing to our users; (iii) maintain and increase our subscriber base; (iv) effectively recruit, train and motivate a large number of new employees, including sales and marketing personnel; (v) successfully implement enhancements and improvements to the systems and platforms; (vi) continue to improve our operational, financial and management controls and efficiencies; (vii) protect and further develop our intellectual property rights; and (viii) make sound business decisions in light of the scrutiny associated with operating as a public company. These activities require significant capital expenditures and investment of valuable management and financial resources, and our growth will continue to place significant demands on our management. There are no guarantees that we will be able to effectively manage any future growth in an efficient, cost-effective and timely manner, or at all. If we do not effectively manage the growth of our business and operations, our reputation, results of operations and overall business and prospects could be negatively impacted.

We expect to rely heavily on information and technology to operate our existing and future education products and services, and any cybersecurity incident or other disruption to our AI and technology infrastructure could result in the loss of critical confidential information or adversely impact our reputation, business or results of operations.

Our ability to attract and retain customers and to compete effectively depends in part upon the satisfactory performance and reliability of our technology network, including the ability to provide features of services that are important to our customers and to protect our confidential business information and the information provided by our customers. We also rely on our technology to maintain and process various operating and financial data that are essential to the day-to-day operation of our business (i.e. AI Classroom) and formulation of our development strategies. Our business operations and growth prospects depend on our ability to maintain and make timely and cost-effective enhancements and upgrades to our technology system and to introduce innovative additions that can meet changing operational needs in future. Therefore, we expect to continue to invest in advanced information technology and any equipment to enhance operational efficiency and reliability as we grow. Accordingly, any errors, defects, disruptions or other performance problems with our IT infrastructure could damage our reputation, decrease user satisfaction and retention, adversely impact our ability to attract new users and expand our service and product offerings, and materially disrupt our operations. If any of these occur, our business operations, reputation and prospects could be harmed.

If our security measures are breached or fail and result in unauthorized disclosure of data by our employees or our third-party agents, we could lose existing subscribers, fail to attract new subscribers and be exposed to protracted and costly litigation.

Maintaining platform security is of critical importance to our subscribers because the platform stores and transmits proprietary and confidential information, which may include sensitive personally identifiable information that may be subject to stringent legal and regulatory obligations. As an electronic education service provider, we face an increasing number of threats to our IT infrastructure, including unauthorized activity and access by our employees or third-party agents, system viruses, worms, malicious code and organized cyber-attacks, which could breach our security and disrupt our business. We hope to introduce data security and confidentiality protocols into the cooperation agreements we enter into with third-party sales agents with whom we share prospective subscribers’ contact information. As we expand, we hope to invest in improving our technology security initiatives, information technology risk management and disaster recovery plans to prevent unauthorized access of confidential or sensitive personal information by our employees and third-party sales agents in the process of engaging prospective subscribers.

These measures, however, may not be as effective as we anticipate. In addition, there is no assurance that our third-party sales agents will comply with contractual and legal requirements with respect to data privacy when they collect data from our prospective customers. If our security measures are breached or fail as a result of third-party action, employee error, malfeasance or otherwise, we could be subject to liability or our business could be interrupted, potentially over an extended period of time. Any or all of these issues could harm our reputation, adversely affect our ability to attract and enroll prospective subscribers, cause prospective subscribers not to enroll or stay enrolled, or subject us to third-party lawsuits, regulatory fines or other action or liability. Further, any reputational damage resulting from breach of our security measures could create distrust of our company by prospective subscribers or investors. We may be required to expend significant additional resources to protect against the threat of these disruptions and security breaches or to alleviate problems caused by such disruptions or breaches.

Privacy concerns could limit our ability to collect and leverage our user data and disclosure of user data could adversely impact our business and reputation.

In the ordinary course of our business and in particular in connection with conducting sales and marketing activities with our existing and prospective subscribers as well as the utilization of our AI-powered platform programs, we collect and utilize data supplied by our users. We currently face certain legal obligations regarding the manner in which we treat such information. Increased regulation of data utilization practices, including self-regulation or findings under existing laws that limit our ability to collect, transfer and use data, could have an adverse effect on our business. In addition, if we were to disclose data about our users in a manner that was objectionable to them, our business reputation could be adversely affected, and we could face potential legal claims that could impact our operating results.

Internationally, we may become subject to additional and/or more stringent legal obligations concerning our treatment of customer and other personal information, such as laws regarding data localization and/or restrictions on data export. Failure to comply with these obligations could subject us to liability, and to the extent that we need to alter our business model or practices to adapt to these obligations, we could incur additional expenses.

We face risks associated with uncertainties surrounding PRC laws and regulations governing the education industry in general, including the Law for Promoting Private Education and its Implementation Rules.

Pursuant to the Administrative Regulations on Educational Websites and Online and Distance Education Schools promulgated by the Ministry of Education of the PRC, or the MOE, on July 5, 2000, “educational websites and online education schools” that provide educational services in relation to higher education, elementary education, pre-school education, teaching education, occupational education, adult and other education and public educational information services, are subject to approval from competent education authorities, depending on the type of education service provided. In February 2016, the State Council issued a government decision which explicitly withdrew the above-mentioned approval requirement. On November 7, 2016, China’s National People’s Congress passed an amendment to the Promotion of Private Education Law, or the Amendment, which became effective on September 1, 2017. The Amendment applies different regulatory requirements to non-profit and for-profit private schools.

In December 2016, several PRC government agencies, including the MOE, the State Administration for Industry and Commerce, or the SAIC, and the Ministry of Human Resources and Social Welfare, jointly promulgated the Implementation Rules on the Supervision and Administration of For-profit Private Schools, or the Implementation Rules. Under the Implementation Rules, the establishment, division, merger or any other material change in a for-profit private school shall be approved by the competent education authorities or the authorities in charge of labor and social welfare and be registered with the competent local branch of SAIC, and a duly approved private school will be granted a private school operating permit. The Implementation Rules also provide that the provisions contained therein should be applicable to “for-profit private training institutions” in an analogous manner.

As of the date of this current report, we have not received any notice of warning or been subject to any penalties or disciplinary action from government authorities due to our lack of a private school operating permit for our electronic education services. Nonetheless, the current PRC laws and regulations, including the Amendment and the Implementation Rules, remain unclear as to whether the requirement for a private school operating permit is applicable to an electronic education service provider. We cannot assure you that the PRC government will not in the future require us to obtain a private school operating permit, given the lack of clear and consistent statutory interpretation regarding the implementation of the Amendment and the Implementation Rules and other relevant laws and regulations. If the PRC government requires us to obtain a private school operating permit or introduces additional amendments and guidelines to expand the coverage of the Amendment to explicitly cover electronic education service providers, and if we fail to do so, we may be subject to fines up to five times the illegitimate gains generated from the provision of training services without a proper license, other administrative sanctions, such as being ordered to refund payments to users, or criminal liabilities, for our lack of a private school operating permit. In addition, uncertainties exist as new laws and regulations, including without limitation the for review draft of Implementation Rules of the Promotion of Private Education Law, or the draft Implementation Rules, published by the Ministry of Justice in August, 2018, may require online education service providers to obtain private school operating permit or make filing with its competent provincial department of education or department of human resources and social security. It is uncertain when the draft would be signed into law and whether the final version would have any substantial changes from the draft. If enacted as the draft, we may be unable to obtain the private school operating permit or complete the required filing in a prompt manner or incur additional costs in complying with relevant requirements, which may adversely affect our business, financial conditions and results of operations. We may also be subject to regulatory requirements that are more stringent than the ones currently applicable to us, including those relating to sales and marketing, courses and educational content offerings, teachers’ qualification, as well as tuition fee rates and tuition refund policies, or laws and regulations that require us to obtain and maintain additional licenses and permits, and we may incur substantial expenses or alter or change our business to comply with these requirements. If any of the foregoing were to happen, our business operations may be disrupted, and our financial condition, results of operations and reputation may be materially and adversely affected.

We face regulatory risks and uncertainties with respect to the licensing requirement for the online transmission of internet audio-visual programs.

On December 20, 2007, the National Radio and Television Administration fka known as the State Administration of Press Publication Radio Film and Television, or SAPPRFT, and the Ministry of Industry and Information Technology, or the MIIT, jointly promulgated the Administrative Provisions on Internet Audio Visual Program Services, or the Audio Visual Program Provisions, which became effective on January 31, 2008 and were amended on August 28, 2015. Among other things, the Audio Visual Program Provisions stipulate that no entities or individuals may provide Internet audio-visual program services without a License for Online Transmission of Audio-Visual Programs issued by SAPPRFT or completing the relevant filing with SAPPRFT or its local bureaus, and only state-owned or state-controlled entities are eligible to apply for a License for Online Transmission of Audio Visual Programs. On April 1, 2010, SAPPRFT promulgated the Provisional Implementations of Tentative Categories of Internet Audio Visual Program Services, or the Categories, which clarified the scope of Internet audio-visual programs services, which was amended on March 10, 2017. According to the Categories, there are four categories of Internet audio-visual program services which are further divided into seventeen sub-categories. Sub-category No. 3 to the second category covers the making and editing of certain specialized audio-visual programs concerning, among other things, educational content, and broadcasting such content to the general public online. Sub-category No. 5 of the first category and sub-category No. 7 of the second category cover the live broadcasting of important political, martial, economic, social, cultural, sports activities or events or general social or community cultural activities, sports games and other organized activities. However, there are still significant uncertainties relating to the interpretation and implementation of the Audio Visual Program Provisions, in particular, the scope of “internet audio-visual programs.” See “Regulations Relating to Online Transmission of Audio-Visual Programs.”

We plan to deliver our courses in live streaming format. Our teachers and students communicate and interact live with each other via our virtual learning community. The audio and video data will likely be transmitted through the platforms between specific recipients instantly without any further redaction. We believe the nature of the raw data we transmit will distinguish us from general providers of internet audio-visual program services, such as the operator of online video websites, and the provision of the Audio-Visual Program Provisions are not applicable with regard to our offering of the courses. However, we cannot assure you that the competent PRC government authorities will not ultimately take a view contrary to our opinion. In addition, we also plan to offer video recordings of live streaming courses and certain other audio-video contents on our electronic platforms to our students as supplementary course materials on our platforms. If the government authorities determine that our offering of the courses fall within the relevant category of Internet audio-visual program services under the Categories, we may be required to obtain the License for Online Transmission of Audio Visual Programs.

The Categories describe “Internet audio-visual program services” in a very broad, vague manner and are unclear as to whether electronic courses, whether delivered in a live streaming format or through video recordings, fall into the definition of audio-visual programs. We have made inquiries to the relevant bureaus of SAPPRFT and were informed that online educational content provided through live streaming or recorded courses does not fall within the scope of internet audio-visual programs, the transmission of which does not require a License for Online Transmission of Audio-Visual Programs. We cannot assure you that the PRC government will not ultimately take a view that live streaming or recorded courses or any other content offered on our platforms are subject to the Audio Visual Program Provisions. We currently do not hold a License for Online Transmission of Audio Visual Programs, and since we are not a state-owned or state-controlled entity, we are not eligible to apply for such license. If the PRC government determines that our content should be considered as “internet audio- visual programs” for the purpose of the Audio-Visual Program Provisions, we may be required to obtain a License for Online Transmission of Audio Visual Programs. We are, however, not eligible apply for such license since we are not a state-owned or state-controlled entity. If this were to occur, we may be subject to penalties, fines, legal sanctions or an order to suspend the provision of our live streaming courses. As of the date of this annual report, we have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant governmental authorities regarding the lack of a License for Online Transmission of Audio Visual Programs in conducting of our business.

Our failure to obtain and maintain approvals, licenses or permits applicable to our business could have a material adverse impact on our business, financial conditions and results of operations.

A number of PRC regulatory authorities, such as the SAIC, the Cyberspace Administration of China, the MITT, the National Radio and Television Administration, and the State Council Information Office, the Ministry of Civil Affairs, and the Ministry of Human Resources and Social Welfare, oversee different aspects of our business operations. We may be required in the future to obtain additional government approvals, licenses and permits in connection with our operations.

By way of example, depending upon regulatory interpretation, under the current PRC laws and regulations, the provision of our educational content through our electronic platform may be considered “online publishing” and may require us to obtain an Internet Publishing License, which we currently do not have.

As of the date of this registration statement, we have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant governmental authorities regarding the lack of any the above-mentioned approvals, licenses or permits. However, we cannot guarantee that the government authorities will not impose any penalties or sanctions on us in the future, which may include warnings, fines, mandates to remedy any violations, confiscation of the gains derived from the services for which approvals, licenses or permits are required, and/or an order to cease to provide such services. In addition, we cannot guarantee that the government will not promulgate new laws and regulations that require additional licenses, permits and/or approvals for the operation of any of our existing or future business. If we are unable to obtain such licenses, permits, or approvals in a timely fashion, we could be subject to penalties and operational disruption and our financial condition and results of operations could be adversely affected.

We face intense competition which could adversely affect our results of operations and market share.

We operate in a highly competitive and fragmented industry that is sensitive to price, content (i.e. curriculum) and quality of service. Some of our competitors may have more financial resources, longer operating histories, larger customer bases and greater brand recognition than we do, or they are controlled or subsidized by foreign governments, which enables them to raise capital and enter into strategic relationships more easily. We also compete with leading domestic supplier companies based on a number of factors including business model, operational capabilities, cost control and service quality, as well as in-house delivery capabilities to serve their logistics needs and compete with us.

We are also subject to other risks and uncertainties that affect many other businesses, include but not limited to:

(1)	Increasing costs, the volatility of costs and funding requirements and other legal mandates for employee benefits, especially pension and healthcare benefits;

(2)	The increasing costs of compliance with federal, state and foreign governmental agency mandates;

(3)	Any impacts on our business resulting from new domestic and international government laws and regulation;

(4)	Market conditions in the AI childhood education industry or the economy as a whole;

(5)	Market acceptance of our new service and growth initiatives;

(6)	Announcements of the introduction of new products and services by our competitors;

(7)	The impact of technology developments on our operations and on demand for our products and services;

(8)	Developments concerning current or future strategic collaborations;

(9)	Widespread outbreak of an illness or any other communicable disease, or any other public health crisis.

If we are unable to respond to these changing market conditions, our business and financial results may be materially affected.

We face risks related to health epidemics that could impact our sales and operating results.

Our business could be adversely affected by the effects of a widespread outbreak of contagious disease, including the recent outbreak of respiratory illness caused by a novel coronavirus first identified in Wuhan, Hubei Province, China. Any outbreak of contagious diseases, and other adverse public health developments, particularly in China, could have a material and adverse effect on our business operations. These could include disruptions or restrictions on our ability to travel or to distribute our products, as well as temporary closures of our facilities or the facilities of our suppliers or customers. Any disruption or delay of our suppliers, manufacturers or customers would likely impact our sales and operating results. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of China and many other countries, resulting in an economic downturn that could affect the value of RMB, demand for our products and significantly impact our operating results.

USE OF PROCEEDS

Except as described in any prospectus supplement and any free writing prospectus in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus to fund the development and commercialization of our projects and the growth of our business, primarily working capital, and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in technologies, products and/or businesses that we believe will enhance the value of our Company, although we have no current commitments or agreements with respect to any such transactions as of the date of this prospectus. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. If a material part of the net proceeds is to be used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement. Pending use of the net proceeds will be deposited in interest bearing bank accounts.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SHARE CAPITAL

The following description of our capital stock (which includes a description of securities we may offer pursuant to the registration statement of which this prospectus, as the same may be supplemented, forms a part) does not purport to be complete and is subject to and qualified in its entirety by our Amended and Restated Memorandum and Articles of Association (“M&A”) and by the applicable provisions of Cayman Islands law.

Our authorized capital stock consists of 75,000,000 Ordinary Shares. As of February 25, 2020, there were 9,563,888 Ordinary Shares and no preferred shares outstanding.

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our M&A, which have been filed previously with the SEC, and applicable provisions of Cayman Islands law.

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $50,000,000 in the aggregate of:

●	ordinary shares;

●	preferred shares;

●	secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities;

●	warrants to purchase our securities;

●	rights to purchase our securities; or

●	units comprised of, or other combinations of, the foregoing securities.

We may issue the debt securities as exchangeable for or convertible into Ordinary Shares, preferred shares or other securities. The preferred shares may also be exchangeable for and/or convertible into Ordinary Shares, another series of preferred shares or other securities. The debt securities, the preferred shares, the Ordinary Shares and the warrants are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

Ordinary Shares

As of February 25, 2020, there were 9,563,888 Ordinary Shares issued and outstanding, held of record by approximately 390 shareholders. We have never paid dividends on our Ordinary Shares. While any future dividends will be determined by our directors after consideration of the earnings, financial condition, and other relevant factors, it is currently expected that available cash resources will be utilized in connection with our ongoing operations.

Each outstanding Ordinary Share entitles the holder thereof to one vote per share on all matters. Our M&A provide that elections for directors shall be by a plurality of votes. Shareholders do not have preemptive rights to purchase shares in any future issuance of our Ordinary Shares. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred shareholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the Ordinary Shares.

The holders of our Ordinary Shares are entitled to dividends out of funds legally available when and as declared by our board of directors (the “Board”). The Board has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our Ordinary Shares are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by the Board or in a form prescribed by the stock exchange on which our shares are then listed.

The Board may, in its sole discretion, decline to register any transfer of Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. The Board may also decline to register any transfer of any Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as the Board may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If the Board refuses to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as the Board may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Winding-Up/Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), a liquidator may be appointed to determine how to distribute the assets among the holders of the Ordinary Shares. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately; a similar basis will be employed if the assets are more than sufficient to repay the whole of the capital at the commencement of the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

The Board may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by the Board.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, be varied with the resolution of at least two thirds of the issued shares of that class or a resolution passed at a general meeting of the holders of the shares of that class present in person or by proxy or with the consent in writing of the holders of at least two-thirds of the issued shares of that class.

Inspection of Books and Records

The Board shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not on the Board and no member (not on the Board) shall have any right of inspecting any account or book or document of the Company except as conferred by Companies Law or authorized by the Board or by the Company in a general meeting. However, the Board shall from time to time cause to be prepared and to be laid before the Company in a general meeting, profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Companies Law. (See “Where You Can Find More Information”)

Issuance of Additional Shares

Our M&A authorizes the Board to issue additional Ordinary Shares from time to time as the Board shall determine, to the extent there are available authorized but unissued shares.

Issuance of additional shares may dilute the voting power of holders of Ordinary Shares. However, our M&A provides for authorized share capital comprising Ordinary Shares and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in the M&A relating to variations to rights of shares.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside of the Cayman Islands;

●	is exempted from certain requirements of the Companies Law, including the filing an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

●	does not have to make its register of members open for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value (subject to the provisions of the Companies Law);

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance); and

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands.

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in, or omitted from, our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our M&A requires us to indemnify our officers and directors for actions, proceedings, claims, losses, damages, costs, liabilities and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Preferred Shares

As all the current authorized share capital is designated as Ordinary Shares, shareholders’ special resolution will be needed to amend the Company’s M&A to alter its authorized share capital if the Company decides to issue preferred shares. After such resolution and amendment, the Board is empowered to allot and/or issue (with or without rights of renunciation), grant options over, offer or otherwise deal with or dispose of any unissued shares of the Company (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the Board may decide and they may allot or otherwise dispose of them to such persons (including any director of the Board) on such terms and conditions and at such time as the Board may determine.

You should refer to the prospectus supplement relating to the series of preferred shares being offered for the specific terms of that series, including:

●	title of the series and the number of shares in the series;

●	the price at which the preferred shares will be offered;

●	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred shares being offered will cumulate;

●	the voting rights, if any, of the holders of preferred shares being offered;

●	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred shares being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

●	the liquidation preference per share;

●	the terms and conditions, if applicable, upon which the preferred shares being offered will be convertible into our Ordinary Shares, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

●	the terms and conditions, if applicable, upon which the preferred shares being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

●	any listing of the preferred shares being offered on any securities exchange;

●	a discussion of any material federal income tax considerations applicable to the preferred shares being offered;

●	any preemptive rights;

●	the relative ranking and preferences of the preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

●	any limitations on the issuance of any class or series of preferred shares ranking senior or equal to the series of preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

●	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the preferred shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Any preferred share terms selected by the Board could decrease the amount of earnings and assets available for distribution to holders of our Ordinary Shares or adversely affect the rights and power, including voting rights, of the holders of our Ordinary Shares without any further vote or action by the stockholders. The rights of holders of our Ordinary Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by us in the future. The issuance of preferred shares could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.

Description of Debt Securities

As used in this prospectus, the term “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities, senior subordinated debt or subordinated debt securities. We may also issue convertible debt securities. Debt securities issued under an indenture (which we refer to herein as an Indenture) will be entered into between us and a trustee to be named therein. It is likely that convertible debt securities will not be issued under an Indenture.

The Indenture or forms of Indentures, if any, will be filed as exhibits to the registration statement of which this prospectus is a part.

As you read this section, please remember that for each series of debt securities, the specific terms of your debt security as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in the summary below. The statement we make in this section may not apply to your debt security.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

●	if we fail to pay the principal or premium, if any, when due and payable at maturity, upon redemption or repurchase or otherwise;

●	if we fail to pay interest when due and payable and our failure continues for certain days;

●	if we fail to observe or perform any other covenant contained in the Securities of a Series or in this Indenture, and our failure continues for certain days after we receive written notice from the trustee or holders of at least certain percentage in aggregate principal amount of the outstanding debt securities of the applicable series. The written notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”;

●	if specified events of bankruptcy, insolvency or reorganization occur; and

●	if any other event of default provided with respect to securities of that series, which is specified in a Board Resolution, a supplemental indenture hereto or an Officers’ Certificate as defined in the Form of Indenture.

We covenant in the Form of Indenture to deliver a certificate to the trustee annually, within certain days after the close of the fiscal year, to show that we are in compliance with the terms of the indenture and that we have not defaulted under the indenture.

Nonetheless, if we issue debt securities, the terms of the debt securities and the final form of indenture will be provided in a prospectus supplement. Please refer to the prospectus supplement and the form of indenture attached thereto for the terms and conditions of the offered debt securities. The terms and conditions may or may not include whether or not we must furnish periodic evidence showing that an event of default does not exist or that we are in compliance with the terms of the indenture.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct secured or unsecured obligations of our company. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

We may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture and will be equal in ranking.

Should an indenture relate to unsecured indebtedness, in the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to secured indebtedness of our company or its subsidiaries, the holders of such secured indebtedness, if any, would be entitled to receive payment of principal and interest prior to payments on the senior indebtedness issued under an Indenture.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

●	the title of debt securities and whether they are subordinated, senior subordinated or senior debt securities;

●	any limit on the aggregate principal amount of debt securities of such series;

●	the percentage of the principal amount at which the debt securities of any series will be issued;

●	the ability to issue additional debt securities of the same series;

●	the purchase price for the debt securities and the denominations of the debt securities;

●	the specific designation of the series of debt securities being offered;

●	the maturity date or dates of the debt securities and the date or dates upon which the debt securities are payable and the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate shall be determined;

●	the basis for calculating interest if other than 360-day year or twelve 30-day months;

●	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

●	the duration of any deferral period, including the maximum consecutive period during which interest payment periods may be extended;

●	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

●	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

●	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable Indenture;

●	the rate or rates of amortization of the debt securities;

●	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

●	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

●	the terms and conditions, if any, regarding the option or mandatory conversion or exchange of debt securities;

●	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

●	any restriction or condition on the transferability of the debt securities of a particular series;

●	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with any event of default if other than the full principal amount;

●	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

●	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

●	any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable Indenture;

●	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

●	the application, if any, of the terms of the applicable Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

●	what subordination provisions will apply to the debt securities;

●	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our Ordinary Shares, preferred shares or other securities or property;

●	whether we are issuing the debt securities in whole or in part in global form;

●	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

●	the depositary for global or certificated debt securities, if any;

●	any material federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

●	any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the Indentures, by depositing money or U.S. government obligations with the trustee of the Indentures;

●	the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

●	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

●	if the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

●	the portion of the principal amount of any debt securities which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount;

●	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and

●	any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Holders of the debt securities may present registered debt securities for exchange or transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable Indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

Description of Warrants

We may issue warrants to purchase our Ordinary Shares or preferred shares. Warrants may be issued independently or together with any other securities that may be sold by us pursuant to this prospectus or any combination of the foregoing and may be attached to, or separate from, such securities. To the extent warrants that we issue are to be publicly-traded, each series of such warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe in particular the terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of the warrant and/or warrant agreement, if any, which may include a form of warrant certificate, as applicable that describes the terms of the particular series of warrants we may offer before the issuance of the related series of warrants. We may issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. The following summary of material provisions of the warrants and warrant agreements is subject to, and qualified in its entirety by reference to, all the provisions of the form of warrant and/or warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the title of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the securities or other rights for which the warrants are exercisable;

●	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

●	the aggregate number of warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which the securities or other rights purchasable upon exercise of the warrants may be purchased;

●	if applicable, the date on and after which the warrants and the securities or other rights purchasable upon exercise of the warrants will be separately transferable;

●	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

●	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

●	the maximum or minimum number of warrants that may be exercised at any time;

●	information with respect to book-entry procedures, if any; and

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase the number of Ordinary Shares or preferred shares of the relevant class or series at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, if applicable, unexercised warrants will become void. Warrants may be exercised in the manner described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent, if any, or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the securities or other rights that the warrant holder has purchased. If the warrant holder exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to the exercise of any warrants to purchase Ordinary Shares or preferred shares of the relevant class or series, holders of the warrants will not have any of the rights of holders of Ordinary Shares or preferred shares purchasable upon exercise, including the right to vote or to receive any payments of dividends or payments upon our liquidation, dissolution or winding up on the Ordinary Shares or preferred shares purchasable upon exercise, if any.

Outstanding Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase Ordinary Shares.

Description of Rights

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Description of Units

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement and any related free writing prospectus. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report we file with the SEC, the form of unit agreement that describes the terms of the series of units we may offer under this prospectus, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we may issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent, if any, may be a bank or trust company that we select. We will indicate the name and address of the unit agent, if any, in the applicable prospectus supplement relating to a particular series of units. Specific unit agreements, if any, will contain additional important terms and provisions. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report that we file with the SEC, the form of unit and the form of each unit agreement, if any, relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other material terms of the units and their constituent securities.

The provisions described in this section, as well as those described under “Description of Share Capital - Ordinary Shares and Preferred Shares” and “Description of Warrants” will apply to each unit and to any Ordinary Shares, preferred shares or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Action Stock Transfer Corp., located in Salt Lake City, Utah. Their mailing address is 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT, 84121. Their phone number is (801) 274-1088.

NASDAQ Capital Market Listing

Our Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “HHT.”

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement. If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our Ordinary Shares, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Hunter Taubman Fischer & Li LLC to the extent governed by the laws of the State of New York, and by Conyers Dill & Pearman to the extent governed by the laws of the Cayman Islands. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements incorporated by reference in this prospectus for the year ended June 30, 2019 have been audited by Wei, Wei & Co., LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FINANCIAL INFORMATION

The financial statements for the year ended June 30, 2019 and 2018 are included in our Annual Report on Form 20-F, which are incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2019, filed with the SEC on November 15, 2019;

(2)	the Company’s Current Reports on Form 6-K, filed with the SEC on January 3, 2020, January 23, 2020, and February 14, 2020;

(3)	our Registration Statement on Form F-4, as amended, filed with the Commission on September 20, 2018; and

(4)	the description of our Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-34515) filed with the Commission on October 30, 2009, including any amendment and report subsequently filed for the purpose of updating that description; and

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at 9 North West Fourth Ring Road Yingu Mansion Suite 1708, Haidian District Beijing, People’s Republic of China 100190, Attention: Yang (Sean) Liu, 010-82525361

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual and current reports and other information with the SEC. You may inspect, read (without charge) and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC.

We maintain a corporate website at http://www.china-acm.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in China. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

According to our local Cayman Islands’ counsel, there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States or Hong Kong courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. The courts of the Cayman Islands in the past determined that disgorgement proceedings brought at the instance of the Securities and Exchange Commission are penal or punitive in nature and such judgments would not be enforceable in the Cayman Islands. Other civil liability provisions of the securities laws may be characterized as remedial, and therefore enforceable but the Cayman Islands’ Courts have not yet ruled in this regard. Our Cayman Islands’ counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands.

As of the date hereof, no treaty or other form of reciprocity exists between the Cayman Islands and Hong Kong governing the recognition and enforcement of judgments.

Cayman Islands’ counsel further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States or Hong Kong, a judgment obtained in such jurisdictions will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

2,727,274 Ordinary Shares

HUITAO TECHNOLOGY CO., LTD.

Prospectus Supplement

Maxim Group LLC

March 31, 2020